Exhibit 10(f)4

Southern Power has requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Southern Power has omitted such portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated as "[**]."

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

PROGRESS GENCO VENTURES, LLC

as the Seller

and

SOUTHERN POWER COMPANY – ROWAN LLC

as the Purchaser

Dated as of May 8, 2006

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List of Exhibits

Exhibit A	Form of Conveyancing Instrument
Exhibit B	Form of Seller Officer’s Certificate
Exhibit C	Form of Seller Secretary’s Certificate
Exhibit D	Form of Progress Energy Secretary’s Certificate
Exhibit E	Form of Release of the Project Company from Liability
Exhibit F	Form of Assignment and Assumption Agreement for Agreements
Exhibit G	Form of Assignment and Assumption Agreement for Excluded Assets
Exhibit H	Form of Seller Officer’s Certificate of Facility Performance
Exhibit I	Form of Purchaser Officer’s Certificate
Exhibit J	Form of Purchaser Secretary’s Certificate
Exhibit K	Form of Southern Power Secretary’s Certificate
Exhibit L-1	Form of PGN Guaranty Termination and Release Agreement for Duke Power

Exhibit L-2	Form of PGN Guaranty Termination and Release Agreement for Duke Electric Transmission
Exhibit L-3	Form of PGN Guaranty Termination and Release Agreement for NCMPA
Exhibit M	Form of PGN Parent Guaranty
Exhibit N	Form of Southern Power Parent Guaranty
Exhibit O	List of Individuals with Knowledge
Exhibit P	Capacity Test Procedures

List of Schedules

Seller’s Disclosure Schedule

Section 1.1(A):	Permitted Encumbrances
Section 1.1(B):	Information Technology Excluded Assets
Section 1.1(C):	Permitted Real Property Encumbrances
Section 3.2(g):	Agreements Assigned to and Assumed by the Project Company
Section 3.2(h):	Agreements To Be Terminated or Amended and Restated
Section 5.3(a):	Violations
Section 5.3(b):	Seller Approvals
Section 5.4(a):	Actions and Orders

Section 5.4(b):	Outstanding Orders and Pending and Threatened Litigation Known by the Seller
Section 5.5(a):	Notices of Violations
Section 5.5(b)(i):	Necessary Approvals
Section 5.5(b)(ii):	Expired or Challenged Necessary Approvals

Section 5.5(b)(iii):	Necessary Approvals Invalidated by Transfer of Membership Interest
Section 5.6:	Environmental Violations
Section 5.6(b):	The Project Company’s Material Environmental Approvals
Section 5.8:	Recently-Acquired Assets
Section 5.9:	Description of Real Property
Section 5.10(b):	Pending Claims for Defective Work, Equipment or Materials
Section 5.12(c):	Employee Agreements
Section 5.12(f):	Non-Compliance with Laws Relating to Employees
Section 5.14:	Annual Unaudited Balance Sheets and Statements of Income
Section 5.15:	Events Subsequent to Most Recent Fiscal Year End
Section 5.16:	Undisclosed Minute Books
Section 5.17:	Emissions Allowances
Section 5.18:	Disclosed Liabilities
Section 5.19(a):	Untimely Tax Returns; Unpaid Taxes; Other Tax Jurisdictions
Section 5.19(b):	Waivers and Extensions of Statutes of Limitations

Section 5.19(c):	Taxes Not Withheld; Untimely Tax Returns Related to Withholding
Section 5.19(f):	Special Property Tax Treatment
Section 5.20:	Intellectual Property
Section 5.21:	Insurance Policies
Section 5.22:	Material Agreements
Section 7.17:	Third Party Assets in Excess of $100,000

Purchaser’s Disclosure Schedule

Section 6.3(a):	Violations
Section 6.3(b):	Purchaser Approvals

Schedule 1.1(A)	Capital Spare Parts

Schedule 1.1(B)	Title Insurance Policy

Schedule 7.8(b)	Intercompany Accounts and Obligations Not Assigned

Schedule 7.8(c)	Liabilities Not Released

Schedule 7.12(c)	Survey

Schedule 7.19(b)	Progress Insurance Policies

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 8, 2006 (the “Effective Date”), is made and entered into by and between Progress Genco Ventures, LLC, a North Carolina limited liability company (the “Seller”), and Southern Power Company – Rowan LLC, a Delaware limited liability company (the “Purchaser”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article I.

W I T N E S S E T H:

WHEREAS, the Seller is a direct wholly-owned subsidiary of Progress Ventures, Inc., a North Carolina corporation (d/b/a Progress Energy Ventures, Inc.) (“Progress Ventures”), and Progress Ventures is an indirect wholly-owned subsidiary of Progress Energy, Inc., a North Carolina corporation (“Progress Energy”);

WHEREAS, the Purchaser is a wholly-owned subsidiary of Southern Power Company, a Delaware corporation (“Southern Power”);

WHEREAS, the Seller owns a 100% limited liability company membership interest (the “Membership Interest”) in Rowan County Power, LLC, a North Carolina limited liability company (the “Project Company”);

WHEREAS, the Project Company is engaged in the generation of electric power utilizing three GE 7FA gas and oil fired combustion turbines and one 2x1 combined cycle unit (each a “Unit” and collectively the “Units”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Membership Interest pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1     Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority of any nature, civil, criminal, regulatory or otherwise, at law or in equity.

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“Affiliate” (and, with a correlative meaning “Affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affiliated Contracts” means the agreements between the Project Company and its Affiliates identified as such in Section 5.22 of the Seller’s Disclosure Schedule.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Approvals” means the approvals, authorizations, grants of authority, consents, Orders, qualifications, permits, licenses, variances, exemptions, franchises, concessions, certificates, filings, or registrations or any waivers of any of the foregoing, and the notices, statements or other communications required to be filed with, delivered to or obtained from any Governmental Authority or other Person.

“Assets” means the Project, the Intellectual Property Assets and any other tangible or intangible personal property (including books, records, files and reports, without eliminating the Seller’s right to retain originals pursuant to Section 3.2(e)) owned or leased by the Project Company that is used to own, operate or maintain the Project or otherwise conduct the business of the Project Company, but excluding any Excluded Assets.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Alabama, Georgia, North Carolina or New York City are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Capital Spare Parts” means the spare parts listed on Schedule 1.1(A) attached hereto.

“Casualty Insurance Claims” shall have the meaning set forth in Section 7.19(b).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Closing Fuel Oil Statement” has the meaning set forth in Section 2.6(a).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.5.

“Consents” means any consent or waiver required from, or any notification that must be granted to, a third party other than a Governmental Authority.

“Contract” means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other agreement.

“Copyrights” means all U.S. and foreign copyrights, and applications and registrations for the foregoing.

“CP&L” means Carolina Power & Light Company, a North Carolina corporation d/b/a Progress Energy Carolinas, Inc.

“DeSoto Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof made by and between the Seller and Southern Power Company – DeSoto LLC, a Delaware limited liability company, relating to the purchase and sale of the Seller’s 100% limited liability company membership interest in DeSoto County Generating Company, LLC, a Delaware limited liability company.

“Duke Electric Transmission” means Duke Electric Transmission, a division of Duke Energy Corporation, a Delaware corporation.

“Duke Power” means Duke Power Company, a North Carolina corporation.

“Duke Power Contracts” means each of (i) the Power Sales Agreement, dated as of January 19, 2001, between CP&L and Duke Power with respect to Unit 1, as assigned by CP&L to the Project Company pursuant to the Assignment and Assumption Agreement, dated as of February 1, 2002, between CP&L and the Project Company, (ii) the Power Sales Agreement, dated as of December 22, 2003, between Progress Ventures and Duke Power with respect to Unit 1, (iii) the Power Sales Agreement, dated as of December 22, 2003, between Progress Ventures and Duke Power with respect to Unit 2, (iv) the Power Sales Agreement, dated as of September 18, 2002, between the Project Company and Duke Power with respect to Unit 3 and (v) the Power Sales Agreement, dated as of December 22, 2003, between Progress Ventures and Duke Power with respect to Unit 3.

“Effective Date” has the meaning set forth in the preamble.

“Emissions Allowances” means any and all “Allowances” as that term is defined in the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended from time to time, and any regulations and requirements promulgated thereunder, including but not limited to the definition of “Allowance” as set forth in Title IV of the Clean Air Act or any other cap-and-trade program or any other program requiring Allowances or credits under the

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Clean Air Act, as amended from time to time, and any regulations and requirements thereunder.

“Employee” means an employee of the Seller or an Affiliate of the Seller who is performing services primarily in respect of the Facility.

“Employee Plans” means all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, deeds of trust, leases, rights of first refusal, easements, servitudes, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at the Project or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental, Health and Safety Law by the Project Company.

“Environmental, Health and Safety Laws” means all Applicable Laws in effect on the date hereof relating to the protection of health, worker safety with respect to exposure, the environment, natural resources or the protection thereof including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Environmental Professional” shall have the meaning set forth in Section 7.11(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any entity controlled by, controlling or under common control with the Project Company within the meaning of Section 414 of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.

“Excluded Assets” means all Capital Spare Parts, all Wilson-Bohannon padlocks and keys; income Tax Returns and work papers relating to such Tax Returns; Tax Assets; prepaid insurance; cash and cash equivalents; accounts receivable (including Intercompany Receivables), except for accounts receivable accruing after the Closing Date; operational, compliance and governance procedures (contained in written manuals or otherwise) that pertain, in addition to the Facility, to one or more other electric generation facilities owned or operated by Progress Energy; and all information technology items listed on Section 1.1(B) of the Seller’s Disclosure Schedule.

“Facility” means that certain power generation facility known as the “Rowan County Plant," which is located at the Real Property, including the Units and all Tangible Personal Property.

“Financial Statements” shall have the meaning set forth in Section 5.14.

“Good Utility Practices” means the generally accepted and sound industry practices, methods and acts from time to time applicable to the operation of similar power facilities situated in the United States in a manner consistent with Applicable Law and Approvals, safety and reliability. Good Utility Practices are not intended to be limited to any particular set of optimum practices, methods, or acts to the exclusion of all others, but rather are intended to include a range of possible practices, methods or acts consistent with the above stated criteria.

“Governing Documents” means with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a limited liability company, the articles of organization and operating agreement; (iii) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (iv) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (v) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States of America or any state or political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated pursuant to such Act.

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“Improvements” means all buildings, structures, fixtures and improvements located on the Real Property, including the Facility.

“Indemnitee” shall have the meaning set forth in Section 10.6(e).

“Indemnitor” shall have the meaning set forth in Section 10.6(e).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.4.

“Intellectual Property” means Trademarks, Patents, Copyrights and Trade Secrets.

“Intellectual Property Assets” has the meaning set forth in Section 5.20.

“Intercompany Payables” has the meaning set forth in Section 3.2(f).

“Intercompany Receivables” has the meaning set forth in Section 7.8(a).

“Knowledge” means, with respect to a party, the actual knowledge of the individuals listed in Exhibit O under the name of such party.

“Law” means any federal, state or local law, statute, code, ordinance, rule, regulation, Order or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, losses, liabilities, accounts payable, claims, damages, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and whether or not resulting from third party claims, and any reasonable out-of-pocket costs and expenses (including reasonable legal counsels’, accountants’, or other fees and expenses incurred in defending any Action or in investigating any of the same or in asserting any rights hereunder).

“Listed Employees” shall have the meaning set forth in Section 11.1(a).

“Loss” shall have the meaning set forth in Section 10.6(a).

“Material Agreements” shall have the meaning set forth in Section 5.22.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products and any other materials or substances regulated under any Environmental, Health and Safety Laws.

“Membership Interest” shall have the meaning set forth in the recitals.

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“Most Recent Fiscal Year End” shall have the meaning set forth in Section 5.14.

“NCMPA” means North Carolina Municipal Power Agency No. 1.

“NCMPA Contracts” means each of (i) the Master Power Purchase and Sales Agreement Confirmation Letter, dated as of January 12, 2004, between Progress Ventures and NCMPA, as such Confirmation Letter is governed by the EEI Master Power Purchase and Sale Agreement, dated as of March 5, 2003, between Progress Ventures and NCMPA and (ii) the Master Power Purchase and Sales Agreement Confirmation Letter, dated as of January 24, 2006, between Progress Ventures and NCMPA, as such Confirmation Letter is governed by the EEI Master Power Purchase and Sale Agreement, dated as of March 5, 2003, between Progress Ventures and NCMPA.

“Necessary Approvals” shall have the meaning set forth in Section 5.5(b)(i).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award issued by a Governmental Authority.

“Ordinary Course of Business” shall refer to the ordinary course of business of the Project Company consistent with Good Utility Practice, where applicable, and past practice with reference to the two-year period immediately preceding the date hereof.

“Ozone Season” shall have the meaning set forth in Section 7.20.

“Outside Date” shall have the meaning set forth in Section 4.1(b)(i).

“Patents” means all U.S. and foreign patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and applications and registrations for the foregoing.

“Permitted Encumbrances” means:

(a)    requirements under Applicable Law or restrictions necessitating any Consent to the transfer of the Membership Interest;

(b)	Encumbrances created by this Agreement;

(c)    Encumbrances identified in Section 1.1(A) of the Seller’s Disclosure Schedule, or reflected or referred to in the Financial Statements (including the notes thereto);

(d)    liens for Taxes and other governmental levies not yet due and payable or, if due, being contested in good faith by appropriate proceedings in

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accordance with Applicable Law and for which reserves are set aside in the Ordinary Course of Business;

(e)     mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other liens, including all statutory liens, arising or incurred in the Ordinary Course of Business up to fifty thousand U.S. dollars ($50,000) in the aggregate;

(f)     conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; or

(g)	Permitted Real Property Encumbrances.

“Permitted Real Property Encumbrances” means (i) zoning, planning and building codes and other Applicable Laws regulating the use, development and occupancy of the Project and permits, consents and rules under such laws; (ii) matters shown on the title insurance policy identified in Schedule 1.1(B) (other than a mortgage or other lien securing indebtedness of the Seller, the Project Company or any of their Affiliates); and (iii) matters identified in Section 1.1(C) of the Seller’s Disclosure Schedule.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

“PGN Guaranties” means each of (i) the Guaranty Agreement, dated as of September 18, 2002, by Progress Energy in favor of Duke Power, (ii) the Guaranty Agreement, dated as of December 22, 2003, by Progress Energy in favor of Duke Power, (iii) the Guaranty Agreement, dated as of April 15, 2003, by Progress Energy in favor of Duke Electric Transmission, (iv) the Guaranty Agreement, dated as of February 1, 2006, by Progress Energy in favor of NCMPA and (v) the Guaranty Agreement, dated as of April 7, 2003, by Progress Energy in favor of NCMPA.

“PGN Guaranty Termination and Release Agreements” means each of (i) the PGN Guaranty Termination and Release Agreements by and between Progress Energy and Duke Power, substantially in the form of Exhibit L-1, which terminate the PGN Guaranties by Progress Energy in favor of Duke Power, (ii) the PGN Guaranty Termination and Release Agreement by and between Progress Energy and Duke Electric Transmission, substantially in the form of Exhibit L-2, which terminates the PGN Guaranty by Progress Energy in favor of Duke Electric Transmission and (iii) the PGN Guaranty Termination and Release Agreements by and between Progress Energy and NCMPA, substantially in the form of Exhibit L-3, which terminate the PGN Guaranties by Progress Energy in favor of NCMPA.

“PGN Parent Guaranty” shall have the meaning set forth in Section 7.18.

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“Pre-Closing Accounts Payable” shall have the meaning set forth in Section 10.6(c).

“Pre-Closing Fuel Oil Statement” shall have the meaning set forth in Section 2.5(a).

“Pre-Closing Period” shall have the meaning set forth in Section 9.2.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Authority.

“Progress Energy” shall have the meaning set forth in the recitals.

“Progress Insurance Policies” shall have the meaning set forth in Section 7.19(b).

“Project” means the Improvements and the Real Property.

“Project Company” shall have the meaning set forth in the recitals.

“Project Company Material Adverse Effect” means any change, circumstance or event that would have a materially adverse effect on the Assets or liabilities of the Project Company, taken as a whole, excluding any such change, circumstance or event to the extent resulting from (i) the economy or securities markets in general, or any outbreak of hostility, terrorist activities or war, (ii) the announcement, pendency or consummation of the sale of the Membership Interest or any other action by the Seller or its Affiliates contemplated by or required by this Agreement, or (iii) any changes in general economic (including changes in commodity prices or foreign exchange rates), political or regulatory conditions in the electricity generation industry. Without limiting the generality of the foregoing, such definition of Project Company Material Adverse Effect shall specifically include adverse consequences reasonably likely to result in Liabilities and lost revenues on a net present value basis calculated using an 8% discount rate, to the Project Company of twelve million U.S. dollars ($12,000,000) or more, subject to the exclusions set forth in clauses (i), (ii) and (iii) above.

“Property Taxes” shall have the meaning set forth in Section 9.2.

“Property Tax Rebate” shall have the meaning set forth in Section 9.2.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchaser Approvals” means the Approvals and Consents necessary for the authorization, execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement.

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“Purchaser Indemnitees” shall have the meaning set forth in Section 10.6(c).

“Purchaser Indemnitees’ Threshold” shall have the meaning set forth in Section 10.6(d).

“Purchaser Material Adverse Effect” means any change, circumstance or event that would materially hinder the Purchaser’s ability to consummate the transactions contemplated by this Agreement, excluding any such change, circumstance or event to the extent resulting from (i) the economy or securities markets in general, or any outbreak of hostility, terrorist activities or war, (ii) the announcement, pendency or consummation of the sale of the Membership Interest or any other action by the Purchaser or its Affiliates contemplated by or required by this Agreement, or (iii) any changes in general economic (including changes in commodity or energy prices), political or regulatory conditions in the electricity generation industry.

“Purchaser’s Disclosure Schedule” means the schedule attached to this Agreement and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included by the Purchaser pursuant to this Agreement.

“Real Property” means the land described in Section 5.9 of the Seller’s Disclosure Schedule.

“Retention Period” has the meaning set forth in Section 7.4.

“Rowan Oil Inventory Price” means the sum of (a) the product of (i) one and eleven thousandths (1.011) multiplied by (ii) the OPIS daily average Charlotte rack price per gallon for low sulfur No. 2 dyed oil, measured at the close of business two (2) Business Days prior to the Closing Date, and (b) two and five tenths cents ($0.025) per gallon.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Approvals” means the Approvals and Consents necessary for the authorization, execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement.

“Seller Indemnitees” shall have the meaning set forth in Section 10.6(a).

“Seller Indemnitees’ Threshold” shall have the meaning set forth in Section 10.6(b).

“Seller Material Adverse Effect” means any change, circumstance or event that would materially hinder the Seller’s ability to consummate the transactions contemplated by this Agreement, excluding any such change, circumstance or event to

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the extent resulting from (i) the economy or securities markets in general, or any outbreak of hostility, terrorist activities or war, (ii) the announcement, pendency or consummation of the sale of the Member Interest or any other action by the Seller or its Affiliates contemplated by or required by this Agreement, or (iii) any changes in general economic (including changes in commodity or energy prices), political or regulatory conditions in the electricity generation industry.

“Seller’s Closing Fuel Oil Statement” has the meaning set forth in Section 2.6(a).

“Seller’s Disclosure Schedule” means the schedule attached to this Agreement and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included by the Seller pursuant to this Agreement.

“Southern Power Parent Guaranty” has the meaning set forth in Section 7.18.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interest, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Survey Objections” shall have the meaning set forth in Section 7.12(c).

“Tangible Personal Property” means all machinery, equipment, parts, spare parts, tools, furniture, office equipment, computer hardware, computer software and licenses, electronic files, printed reference and procedures documents, supplies, materials, inventory, vehicles and other items of tangible personal property of every kind owned or leased by the Project Company, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, without in the case of books, records, files and reports eliminating the Seller’s right to retain originals pursuant to Section 3.2(e).

“Tax” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental, customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority.

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“Tax Asset” means any item of income, gain, loss, deduction or credit, or other attribute arising from or attributable to a Pre-Closing Period, or with respect to any taxable year or period that includes the Closing Date, the portion of such taxable year or period through and including the Closing Date, that may have the effect of increasing or decreasing any Tax that has accrued for Tax purposes, but has not been used during a taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, prepaid Tax, anticipated refunds of Taxes, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means the amount of any refund, credit or reduction in otherwise required Tax payments, including interest payable thereon, actually received or recognized.

“Tax Returns” means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Third-Party Assets” shall have the meaning set forth in Section 7.17.

“Title Objections” shall have the meaning set forth in Section 7.12(b).

“Total 2006 Ozone Emission Allowances” shall have the meaning set forth in Section 7.20.

“Trade Secrets” means trade secrets, proprietary processes and methodologies.

“Trademarks” means all U.S. and foreign trademarks, service marks, corporate and trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and applications and registrations for the foregoing.

“Transaction Documents” means this Agreement, and any other agreement or instrument executed in connection therewith or pursuant thereto.

“Transfer Taxes” shall have the meaning set forth in Section 9.1.

“Transition Committee” shall have the meaning set forth in Section 7.13(e).

“Units” shall have the meaning set forth in the Recitals.

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1.2     Other Terms. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3     Rules as to Usage. Except as otherwise expressly provided herein, the following rules shall apply to the usage of terms in this Agreement:

(a)     The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(b)     “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(c)     “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

(d)     Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Law and any rules and regulations promulgated thereunder.

(e)     References to a Person are also to its permitted successors and assigns.

(f)     Any term defined above by reference to any agreement, instrument or Law has such meaning whether or not such agreement, instrument or Law is in effect.

(g)     “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or exhibit or schedule or other attachment thereto. References in an instrument to “Article,” “Section,” or another subdivision or to an exhibit or schedule or other attachment are, unless the context otherwise requires, to an article, section, subsection or subdivision of or an exhibit or schedule or other attachment to such agreement or instrument.

(h)     Pronouns, whenever used in any agreement or instrument that is governed by this Agreement and of whatever gender, shall include all Persons. References to any gender include, unless the context otherwise requires, references to all genders.

(i)	“Shall” and “will” have equal force and effect.

(j)      Whenever the consent or approval of any party is required pursuant to this Agreement, unless expressly stated that such consent or approval is to be given in the sole discretion of such party, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

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(k)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(l)      All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.4     Schedules and Exhibits. This Agreement consists of the Articles contained herein and the Schedules and Exhibits attached hereto, all of which comprise part of one and the same agreement with equal force and effect.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTEREST

2.1     Sale and Transfer of the Membership Interest. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Membership Interest, free and clear of all Encumbrances, except for any Encumbrances imposed pursuant to Applicable Law or this Agreement.

2.2     Purchase Price. The aggregate purchase price for the Membership Interest shall be an amount equal to three hundred twenty-five million U.S. dollars ($325,000,000.00) (the “Purchase Price”) as the same may be adjusted if and as required pursuant to the provisions of Sections 2.5 and 2.6.

2.3     Payment of Purchase Price. The Purchaser shall transfer the Purchase Price if and as adjusted pursuant to Section 2.5 to the Seller at the Closing. Adjustments, if any, pursuant to Sections 2.5 and 2.6 shall be paid in accordance with the provisions of such applicable Section.

2.4     Allocation of Purchase Price; Tax Filings. For federal Tax purposes and relevant state income Tax purposes, the Project Company is classified as a disregarded entity. Consequently, the sale and purchase of the Membership Interest hereunder is to be treated as a sale and purchase of the Assets for all such purposes. The Purchase Price, plus the amount of the Project Company’s Liabilities that constitute part of the amount realized for federal income Tax purposes, shall be allocated among the Assets, which allocation shall be arrived at by an independent appraisal, conducted at the Purchaser’s sole expense by Navigant Consulting or another nationally recognized appraiser mutually agreeable to the Purchaser and the Seller, in compliance with Section 1060 of the Code and the regulations promulgated thereunder. The Purchaser shall provide the allocation arrived at by such independent appraisal to the Seller by July 15, 2006. In the event that the Seller disagrees with the allocation arrived at by such independent appraisal, the Purchaser and the Seller shall jointly appoint PricewaterhouseCoopers or another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser (the “Independent

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Accounting Firm”), which shall, at the Purchaser’s and the Seller’s equal expense, within fifteen (15) days (or such other period mutually agreed upon by the Purchaser and the Seller) determine the appropriate allocation with respect to the issues in dispute. The finding of such Independent Accounting Firm shall be binding on the Purchaser and the Seller. Promptly after the determination of the post-Closing Purchase Price adjustment pursuant to Section 2.6, the parties shall mutually revise the allocation to the extent necessary to reflect the Purchase Price adjustments made pursuant to Sections 2.5 and 2.6, and references to “such allocation” in this Section 2.4 shall refer to the allocation after such revision. Each of the Purchaser and the Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. Notwithstanding the foregoing, the parties agree that it will not be inconsistent with such allocation for (a) the Purchaser’s cost for the Assets to differ from the total amount allocated hereunder to reflect capitalized acquisition costs not included in the total amount allocated pursuant to this Section 2.4 and (b) the amount realized by the Seller to differ from the total amount allocated pursuant to this Section 2.4 to reflect transaction costs that reduce the amount realized for federal income Tax purposes. In the event that the allocation pursuant to this Section 2.4 is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

2.5	Closing Purchase Price Adjustments.

(a)     Fuel Oil. Not less than ten (10) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement of the amount of fuel oil owned by the Project Company or any Affiliate of the Project Company and held for use by the Project Company at the Facility as of a date within twenty (20) Business Days prior to the Closing Date that is certified by an authorized officer of the Seller as having been prepared in good faith (the “Pre-Closing Fuel Oil Statement”); provided, that for the avoidance of doubt, the Pre-Closing Fuel Oil Statement shall not include any fuel oil owned by Duke Power pursuant to the Duke Power Contracts or otherwise or any fuel oil purchased by Duke Power pursuant to the Duke Power Contracts prior to the Closing Date. The Pre-Closing Fuel Oil Statement shall be accompanied by such backup information and schedules as are reasonably required in order for the Purchaser to understand and verify the accuracy of the computation of the amount of fuel oil reflected on the Pre-Closing Fuel Oil Statement.

(b)     Adjustments. The Purchase Price shall be adjusted upward by the product of the Rowan Oil Inventory Price multiplied by the amount of fuel oil reflected on the Pre-Closing Fuel Oil Statement.

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2.6     Post-Closing Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.6.

(a)     Closing Fuel Oil Statement. As promptly as practicable, but in no event later than forty-five (45) days following the Closing Date, the Seller shall deliver to the Purchaser a statement of the amount of fuel oil owned by the Project Company at the Facility as of the Closing Date that is certified by an authorized officer of the Seller as having been prepared in good faith (the “Seller’s Closing Fuel Oil Statement”); provided, that for the avoidance of doubt, the Seller’s Closing Fuel Oil Statement shall not include any fuel oil owned by Duke Power pursuant to the Duke Power Contracts or otherwise or any fuel oil purchased by Duke Power pursuant to the Duke Power Contracts prior to the Closing Date. The Seller’s Closing Fuel Oil Statement shall be accompanied by such backup information and schedules as are reasonably required in order for the Purchaser to understand and verify the accuracy of the computation of the amount of fuel oil reflected on the Seller’s Closing Fuel Oil Statement. The Seller’s Closing Fuel Oil Statement shall be deemed final for the purposes of this Section 2.6(a) (and as and when deemed final shall be referred to as the “Closing Fuel Oil Statement”) upon the earlier of (A) the failure of the Purchaser to notify the Seller of a dispute within twenty (20) Business Days after the delivery of the Seller’s Closing Fuel Oil Statement to the Purchaser, (B) the resolution of all disputes, pursuant to Section 2.6(b)(i), by the Seller’s accountants and the Purchaser’s accountants, and (C) the resolution of all disputes, pursuant to Section 2.6(b)(ii), by the Independent Accounting Firm.

(b)	Fuel Oil Statement Issue Resolution Process.

(i) The Seller may in good faith dispute any amounts reflected on the Seller’s Closing Fuel Oil Statement delivered pursuant to Section 2.6(a), to the extent that the net effect of such disputed amounts would affect the adjustment pursuant to Section 2.6(c), but only on the basis that the amounts reflected on such statements are incorrect or were not arrived at in accordance with GAAP in a manner consistent with the Financial Statements. The Purchaser shall deliver notice of such a dispute to the Seller setting forth in reasonable detail the items or amounts disputed and the Purchaser’s proposed corrections. In the event of such a dispute, the Seller’s and the Purchaser’s respective accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller’s and the Purchaser’s respective accountants are unable to reach a resolution within sixty (60) days of the delivery of the Seller’s Closing Fuel Oil Statement, the items remaining in dispute shall be submitted for resolution to the Independent Accounting Firm.

(ii) The Independent Accounting Firm shall, within thirty (30) days after the items remaining in dispute are submitted to the Independent Accounting Firm, or such longer period of time as the Independent Accounting Firm determines is necessary, deliver its written determination to the Seller and the Purchaser upon such items. The Independent Accounting Firm’s determination shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in

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the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items. The Purchaser and the Seller shall make readily available to the Independent Accounting Firm all relevant information, books and records and any work papers relating to the dispute and all other items reasonably requested by the Independent Accounting Firm. In no event may the Independent Accounting Firm’s resolution of any difference be for an amount which is outside the range of the Purchaser’s and the Seller’s disagreement.

(c)  Adjustment. The post-Closing Purchase Price adjustment shall be an amount equal to the product of the Rowan Oil Inventory Price multiplied by the amount (positive or negative) equal to the amount of fuel oil reflected on the Closing Fuel Oil Statement minus the amount of fuel oil reflected on the Pre-Closing Fuel Oil Statement. If the result is a positive number, then the Purchase Price shall be adjusted upward in an amount equal to the result obtained under this Section 2.6(c), and within three (3) Business Days after the finalization of the Closing Fuel Oil Statement pursuant to Section 2.6(a), such amount shall be paid by the Purchaser to the Seller by wire transfer in immediately available funds. If the result obtained in this Section 2.6(c) is a negative number, then the Purchase Price shall be adjusted downward in an amount equal to such result, and within three (3) Business Days after the finalization of the Closing Fuel Oil Statement pursuant to Section 2.6(a), such amount shall be paid by the Seller to the Purchaser by wire transfer in immediately available funds.

ARTICLE III

CLOSING

3.1     Time and Place of Closing. The closing of the purchase and sale of the Membership Interest (the “Closing”) shall take place at the offices of Troutman Sanders LLP in Atlanta, Georgia, within three (3) Business Days after the conditions to Closing set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by the party entitled to waive such condition), but no earlier than August 31, 2006, or at such other place, date and time as the parties may agree. The Closing shall be deemed effective as of 11:59 P.M. Atlanta, Georgia time on the Closing Date.

3.2     Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(a)     an executed counterparty of the instrument conveying title to the Membership Interest substantially in the form of Exhibit A;

(b)     executed copies of the Seller Approvals;

(c)     an executed officer’s certificate of the Seller in the form attached hereto as Exhibit B;

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(d)     executed secretary’s certificates of the Seller and Progress Energy in the forms attached as Exhibit C and Exhibit D, respectively;

(e)     except as set forth in Section 5.16 of the Seller’s Disclosure Schedule, the books, records and files of the Project Company related to the Project and to the operation and maintenance of the Project and copies of any records of Progress Ventures related to any Employee (as permitted by Applicable Law) to whom the Purchaser or one of its Affiliates has extended an offer of employment which has been accepted on or prior to the Closing Date (in lieu of any originals of any such books, records and files, the Seller may provide copies thereof provided that it identifies them as such and such books, records and files do not relate solely to the business of the Project Company);

(f)     a release of the Project Company from all Liabilities incurred by the Project Company prior to the Closing and owing to the Seller or any of its Affiliates as of the Closing (“Intercompany Payables”), other than those Liabilities set forth on Schedule 7.8(c), in the form attached as Exhibit E;

(g)     assignment and assumption agreements substantially in the form of Exhibit F, properly executed by the Seller or its Affiliates and (i) the Project Company or (ii) the Purchaser or its Affiliates, pursuant to which all rights and obligations of the Seller or its Affiliates (A) to the fuel oil held for use by Seller or an Affiliate of Seller (other than the Project Company) for use at the Facility but not owned by the Project Company, and (B) under the agreements set forth in Section 3.2(g) of the Seller’s Disclosure Schedule were assigned to, and assumed by, the Project Company, the Purchaser or an Affiliate of the Purchaser at or prior to the Closing;

(h)     proof of the termination of, or removal of the Project Company as a party to, the agreements with the Seller or its Affiliates and other intercompany arrangements set forth in Section 3.2(h) of the Seller’s Disclosure Schedule, in a form reasonably acceptable to the Purchaser;

(i)      an assignment and assumption agreement in the form attached as Exhibit G, properly executed by the Seller, pursuant to which all Excluded Assets owned by the Project Company and all Pre-Closing Accounts Payable of the Project Company are assigned by the Project Company to, and assumed by, the Seller or an Affiliate of the Seller other than the Project Company at or prior to the Closing;

(j)      a receipt for the payment of the Purchase Price;

(k)     an executed certificate from an officer of the Seller in the form attached as Exhibit H, dated as of the Closing Date, that:

(i)      each Unit is operational, dispatchable and capable of meeting the scheduling requirements of Duke Power and NCMPA in accordance with the Duke Power Contracts and the NCMPA Contracts, respectively;

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(ii)     each Unit is in compliance with all noise and emissions limitations and other material Applicable Laws and Approvals; and

(iii)     the combined cycle Unit is capable of delivering net electrical output of no less than ninety-six percent (96%) of 468 MW, and the simple cycle Units 1, 2 and 3 are collectively capable of simultaneously delivering net electrical output of no less than ninety-six percent (96%) of 453 MW; provided, that such certification shall not constitute a representation or warranty by the Seller to such net electrical output under such conditions;

(l)     resignations from all officers of the Project Company; and

(m)    any other documents or instruments or copies thereof as may be reasonably necessary to effect or facilitate the transactions contemplated hereunder to the extent reasonably requested by the Purchaser not less than five (5) Business Days prior to the Closing.

3.3       Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller:

(a)     an executed counterparty of the instrument conveying title to the Membership Interest substantially in the form attached hereto as Exhibit A;

(b)     the Purchase Price (less any net amounts, if any, for which Seller is liable, or plus any net amounts, if any, for which Purchaser is liable, pursuant to Section 9.2) to an account designated by the Seller in writing by wire transfer in immediately available funds;

(c)     executed copies of the Purchaser Approvals;

(d)     an executed officer’s certificate of the Purchaser in the form attached hereto as Exhibit I;

(e)     executed secretary’s certificates of the Purchaser and Southern Power in the forms attached hereto as Exhibit J and Exhibit K, respectively; and

(f)     any other documents or instruments or copies thereof as may be reasonably necessary to effect or facilitate the transactions contemplated hereunder to the extent reasonably requested by the Seller not less than five (5) Business Days prior to the Closing.

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ARTICLE IV

TERMINATION

4.1     Termination of Agreement. Subject to the limitations set forth in Section 4.2, this Agreement may be terminated prior to the Closing Date as follows:

(a)     At any time prior to the Closing Date by the written consent of the Seller and the Purchaser;

(b)	By either the Seller or the Purchaser if:

(i)      the Closing has not occurred on or before November 1, 2006 (as may be extended pursuant to a written agreement of the parties, the “Outside Date”); provided, however, that the terminating party is not in default of its obligations hereunder; provided further, that if following November 1, 2006 the only condition set forth in Article VIII that remains unsatisfied is a Purchaser Approval or Seller Approval required from the Federal Energy Regulatory Commission, then the Outside Date shall automatically be extended to December 1, 2006, or

(ii)     there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited (and such Law is not overturned or otherwise made inapplicable to the transactions contemplated hereby within a period of ninety (90) days) or if any Order is entered by a Governmental Authority of competent jurisdiction having valid enforcement authority permanently restraining, prohibiting or enjoining the Seller or the Purchaser from consummating the transactions contemplated hereby and such Order shall become final and non-appealable.

(c)     By the Seller if the Purchaser has breached any of its representations, warranties, covenants or other agreements contained in this Agreement; provided, however, that such breach (i) cannot be or has not been cured within thirty (30) days of the Seller’s written notice of such breach, and (ii) would cause the failure of any condition set forth in Article VIII.

(d)	By the Purchaser:

(i)      if the Seller has breached any of its representations, warranties, covenants or other agreements contained in this Agreement; provided, however, that such breach (A) cannot be or has not been cured within thirty (30) days of the Purchaser’s written notice of such breach, and (B) would cause the failure of any condition set forth in Article VIII;

(ii)     if a supplement or amendment to the Schedules is made pursuant to Section 7.10 to cure a materially inaccurate or incomplete representation and warranty and the Purchaser has made a valid and timely written objection thereto in accordance with Section 7.10;

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(iii)	at any time prior to June 15, 2006;
(iv)	if permitted pursuant to Section 7.11; or

(v)          if (x) the combined cycle Unit or the simple cycle Units collectively are unable to complete the performance tests contemplated by Section 7.15 such that the Seller is not able to provide the certification required under Section 3.2(k), and (y) the Seller fails to retest the combined cycle Unit or the simple cycle Units, as the case may be, which failed to meet the required performance criteria within thirty (30) days of the failed performance test or any such retest, as provided for in Section 7.15, fails to meet the required performance criteria.

4.2     Effect of Termination. No termination of this Agreement pursuant to Section 4.1 shall be effective until written notice thereof is given in accordance with Section 11.10 to the non-terminating party specifying the provision hereof pursuant to which such termination is made. If validly terminated pursuant to Section 4.1, this Agreement shall become wholly void and of no further force and effect without liability to the Purchaser, the Seller, the Project Company or any of its or their respective Subsidiaries, Affiliates, officers, directors, employees, agents, advisors or other representatives, and each shall be fully released and discharged from any liability or obligation under or resulting from this Agreement, and neither the Seller nor the Purchaser shall have any other remedy or cause of action under or relating to this Agreement or any Applicable Law, including, without limitation, for reimbursement of expenses, except that the obligations of the Seller and the Purchaser under the Confidentiality Agreement and the obligations of the parties under this Section 4.2 and Sections 7.5, 7.6 and 7.18 and Articles X and XI of this Agreement shall remain in full force and effect; provided, however, that nothing in this Section 4.2 shall be deemed to release any party from liability for any fraud or willful breach of its obligations under this Agreement in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As of the Effective Date and again on the Closing Date, the Seller hereby represents and warrants to the Purchaser as follows:

5.1	Organization and Good Standing.

(a)     The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)     The Project Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Project

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Company has no subsidiaries and does not own any shares of capital stock or other securities of another Person.

(c)     The Seller has delivered to the Purchaser complete and accurate copies of the Governing Documents of the Project Company.

5.2     Authorization; Enforceability. The Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Seller and its Affiliates. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

5.3	No Violation; Consents.

(a)     Except as set forth on Section 5.3(a) of the Seller’s Disclosure Schedule, and subject to obtaining the Seller Approvals set forth on Section 5.3(b) of the Seller’s Disclosure Schedule, the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby do not and will not:

(i)      violate, contravene, conflict with or result in the breach of any provision of the Governing Documents of, or resolutions of the boards of directors of, the Seller or the Project Company,

(ii)     violate, contravene, conflict with, result in the breach of or give rise to any right to revoke, withdraw, suspend, modify or terminate any Approval or Consent to which the Seller or the Project Company or any Asset is bound or subject,

(iii)     violate, contravene, conflict with or result in the breach of any Applicable Law,

(iv)    except for Permitted Encumbrances, result in the imposition or creation of any Encumbrance upon the Membership Interest or

(v)     permit any Person the right to declare a default or exercise any remedy under, to accelerate the maturity, performance or payment of or to cancel, terminate or modify any note, bond, mortgage, indenture, license or agreement.

Clauses (ii), (iii), (iv) and (v) shall not apply to any conflict, violation, breach, default, requirement for Consents, rights of acceleration, cancellation, termination or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Project Company Material Adverse Effect.

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(b)     Except for such Seller Approvals set forth on Section 5.3(b) of the Seller’s Disclosure Schedule, no Approval or Consent issued by, or declaration or filing with, or notification to, or waiver from any Person, is required on the part of the Seller in connection with the execution and delivery of this Agreement, or the performance by the Seller of any provision contained in this Agreement, except for any such requirements the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Project Company Material Adverse Effect.

5.4	Litigation.

(a)     Except as set forth in Section 5.4(a) of the Seller’s Disclosure Schedule, no Action or Order is pending or, to the Seller’s Knowledge, threatened against the Seller, the Project Company or its business, any Asset or any of the Seller’s Affiliates that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of this Agreement or the transactions contemplated hereby.

(b)     Except as set forth in Section 5.4(b) of the Seller’s Disclosure Schedule, none of the Seller, the Project Company or its business or any Asset (i) is subject to any outstanding Order or (ii) is a party or, to the Seller’s Knowledge, is contemplated or threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that would reasonably be expected to have, individually or in the aggregate a Seller Material Adverse Effect or Project Company Material Adverse Effect.

5.5	Compliance with Law.

(a)     Applicable Law. The Seller and the Project Company have complied in all material respects with all Necessary Approvals and all Applicable Laws other than Environmental, Health and Safety Laws, which are the subject of Section 5.6. Except as set forth in Section 5.5(a) of the Seller’s Disclosure Schedule, the Seller has not received notification that it has violated any Necessary Approval or any Applicable Law other than Environmental, Health and Safety Laws, which are the subject of Section 5.6.

(b)	Necessary Approvals.

(i)      Except as set forth on Part A of Section 5.5(b)(i) of the Seller’s Disclosure Schedule, the Project Company holds all Approvals, including occupancy permits, that are required to be obtained from a Governmental Authority under Applicable Laws other than Environmental, Health and Safety Laws, which are the subject of Section 5.6, in connection with the use, operation or ownership of the Project and the conduct of the Project Company’s business as currently conducted (“Necessary Approvals”). All Necessary Approvals are listed in Part B of Section 5.5(b)(i) of the Seller’s Disclosure Schedule. Any application for the renewal of any such Necessary

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Approval due prior to the Closing Date has been, or will be, timely filed prior to the Closing Date.

(ii)     Except as set forth in Section 5.5(b)(ii) of the Seller’s Disclosure Schedule, all Necessary Approvals are in full force and effect, and no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Necessary Approval is pending or, to the Knowledge of the Seller, threatened. No administrative or governmental action has been taken or, to the Knowledge of the Seller, threatened in connection with the expiration, continuance or renewal of any Necessary Approval.

(iii)     Except as noted in Section 5.5(b)(iii) of the Seller’s Disclosure Schedule, the sale of the Membership Interest contemplated herein will not cause any Necessary Approval material to the continuing operation of the Project to become invalid or subject to reissuance or modification.

5.6   Environmental Matters. Except as set forth in Section 5.6 of the Seller’s Disclosure Schedule:

(a)     the Project Company is and has been at all times and in all material respects in compliance with all applicable Environmental, Health and Safety Laws, which compliance includes, but is not limited to, the possession of all Approvals required under applicable Environmental, Health and Safety Laws to own and operate the Project, and compliance with the terms and conditions thereof;

(b)     all material Approvals currently held by the Project Company pursuant to the Environmental, Health and Safety Laws are identified in Section 5.6(b) of the Seller’s Disclosure Schedule;

(c)     the Project Company has not received any communication that alleges that the Project Company is not in compliance with all applicable Environmental, Health and Safety Laws;

(d)     no Environmental Claim is pending or, to the Seller’s Knowledge, threatened against the Project Company;

(e)     to the Knowledge of the Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern that could reasonably be expected to form the basis of any material Environmental Claim against the Project Company;

(f)     neither the Seller nor the Project Company has entered into, and the Facility is not subject to, any Action, Order, judgment, suit, proceeding, decree, agreement, injunction or, to the Knowledge of the Seller, any material investigation or inquiry, of any Governmental Authority relating to Liabilities under any Environmental, Health and Safety Laws, other than matters that have been resolved in a final and binding

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proceeding and for which neither the Project Company nor the Facility has any further Liability; and

(g)     to Seller’s Knowledge neither Seller nor the Project Company has received from any Governmental Authority, notification of a material requirement to take action to comply with any applicable Environmental, Health and Safety Laws (including Approvals required thereunder) with respect to the Project, and which action has not yet been completed.

5.7     Ownership. The Seller is, and on the Closing Date will be, the sole record and beneficial owner of the Membership Interest, free and clear of all Encumbrances other than those created by this Agreement and requirements under Applicable Law. The Seller does not own any securities issued by, or other obligations of, the Project Company other than the Membership Interest, and other than by virtue of its sole ownership of the Membership Interest, the Seller does not own any of the Assets. Such Membership Interest has been duly authorized and validly issued, is fully paid and, except as may be expressly set forth in the Governing Documents, has no requirements for the owner thereof to make additional contributions to, or be liable for, the obligations of the Project Company. Other than pursuant to this Agreement there are not, and at the Closing there will not be, any existing options, warrants, calls, rights of preemption, subscriptions or other rights or other agreements or commitments of any character to acquire any membership interests of the Project Company, or securities convertible into or exchangeable for or which otherwise confer on the holder thereof any right to acquire any interest in the Project Company, nor is the Project Company committed to issue, sell or otherwise cause to become outstanding any such option, warrant, right or security.

5.8     Title to Assets. The Project Company has good, valid and marketable title to all the Assets that it purports to own free and clear of all Encumbrances (except for Permitted Encumbrances and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements) including all the Assets reflected in the Financial Statements and all Assets purchased by the Project Company since the Most Recent Fiscal Year End, which subsequently acquired personal properties and assets (other than inventory and short term investments) are listed in Section 5.8 of the Seller’s Disclosure Schedule; provided that the Project shall only be subject to Permitted Real Estate Encumbrances.

5.9     Description of Real Property. Section 5.9 of the Seller’s Disclosure Schedule contains a correct legal description of the Real Property. The Project constitutes all real property currently owned by the Project Company. Ownership of the Project is sufficient for the Project Company to conduct its business in the Ordinary Course of Business. Neither the Seller nor the Project Company has received notice of the institution or proposed institution of any condemnation proceedings in respect of any of the Real Property. Except as set forth in Section 1.1(C) of the Seller’s Disclosure Schedule and in the last sentence of this Section 5.9, the Project Company is not a party to any lease, sublease, license or occupancy agreement of or with respect to the Project or any other real property, nor is the Project subject to any lease, sublease, license or occupancy agreement. A true and complete copy of each of the following

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documents have either been delivered or made available to the Purchaser(all recording references are to the Register of Deeds of Rowan County, North Carolina): (a) North Carolina Special Warranty Deed (Book 931, Page 740 and Book 955, Page 825); (b) North Carolina Non-Warranty Deed (Book 931, Page 741); (c) Easement (Book 868, Page 340); (d) Assignment and Assumption of Easement, dated as of May 22, 2000, between CP&L and Duke Energy Corporation (Recording information unknown); (e) Right of Way Agreement (Book 377, Page 535); (f) General Permit (Book 380, Page 3); (g) Easement (Book 889, Page 282): (h) Easement (Book 404, Page 237); (i) Right of Way Agreement (Book 890, Page 257); (j) Easement, dated April 30, 2001, from CP&L in favor of BellSouth Telecommunications, Inc. (Recording information unknown); (k) Right of Way Agreement (Book 935, Page 737); (l) Agricultural Lease, dated October 26, 1999, between CP&L and Bobby K. Waller (unrecorded); and (m) Lease, dated August 28, 2000, between CP&L and Duke Energy Corporation (unrecorded).

5.10	Condition of Facilities.

(a)     Other than as part of routine or planned maintenance in the Ordinary Course of Business, no material item of Tangible Personal Property or any portion of the Improvements is in need of major repair or replacement.

(b)     Except as set forth in Section 5.10(b) of the Seller’s Disclosure Schedule, there are no pending material claims for defective work, equipment or materials relating to the Facility made by the Project Company or the Seller against any Person.

(c)     To Seller’s Knowledge, (i) use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws, and (ii) all Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled. The Seller has not received notice, written or otherwise, to the effect that there is an existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Facility or that would prevent or hinder the continued use of the Facility as heretofore used in the conduct of the business of the Project Company.

(d)     The Seller has delivered to the Purchaser the most current “as-built” drawings of the Facility in the possession or control of the Project Company or the Seller.

5.11    Financial Advisors. The Purchaser is not and will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of the Project Company, the Seller or any Affiliates of the Seller.

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5.12	Employees; Employee Benefits.

(a)     The Project Company does not have, and on the Closing Date will not have, any employees. The Project Company has no liabilities or obligations with respect to any Employees or any other individuals (including, but not limited to, contract workers, lease employees or temporary employees) that have performed work at or in connection with the Facility or in connection with the business of the Project Company.

(b)     The Project Company does not sponsor and has not in the past sponsored any Employee Plans. The Project Company has no liability or obligation with respect to any Employee Plans of any ERISA Affiliate.

(c)     Except as set forth on Section 5.12(c) of the Seller’s Disclosure Schedule, no Employee is covered by an employment agreement or any other contractual obligation to continue employment with either the Seller or any Affiliate of the Seller.

(d)     None of the Project Company, the Seller or any Affiliate of the Seller has made any commitments or representations to any Person regarding (i) employment by the Purchaser at the Facility after the Closing Date, (ii) any benefits to be provided by the Purchaser or Affiliates of the Purchaser after the Closing Date, or (iii) any other terms and conditions of employment by the Purchaser following the Closing Date.

(e)     With respect to the Employees, the Project Company, the Seller and all Affiliates of the Seller are in compliance with the Worker Adjustment and Retraining Notification Act (the “WARN Act”), if applicable, and the Project Company, the Seller or Affiliates of the Seller have provided all affected Employees with all notices, if any, required under the WARN Act within the time periods required by the WARN Act.

(f)     Except as set forth in Section 5.12(f) of the Seller’s Disclosure Schedule, the Project Company, the Seller and all Affiliates of the Seller have complied in all material respects with all Applicable Laws relating to the employment of the Employees, including terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and other employment practices, the payment of social security and similar Taxes and occupational safety and health.

5.13    Labor Matters. None of the Seller, the Project Company or any of their Affiliates is a party to or bound by any collective bargaining or similar agreement with any labor organization relating to the Employees, all of whom are employees of Progress Ventures and not of the Project Company, and the Seller has no Knowledge of (a) any current or planned employee union or organizing activities relating to the Employees, (b) any union claiming to represent any of the Employees, and (c) any current or threatened strike, dispute, slowdown, stoppage or lockout actually pending relating to the Employees.

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5.14    Financial Statements. Provided as Section 5.14 of the Seller’s Disclosure Schedule are annual unaudited balance sheets and statements of income as of and for the periods ended December 31, 2003, December 31, 2004 and December 31, 2005 (with the period ended December 31, 2005 being, the “Most Recent Fiscal Year End”) for the Project Company (with respect to the Most Recent Fiscal Year End, the “Financial Statements”). Except with respect to the operations, assets and liabilities reflected in the agreements to be assigned and assumed pursuant to Sections 3.2(g) and 3.2(i), the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Project Company as of such dates and the results of operations (and changes in financial position, if any) of the Project Company for such periods, are correct and complete, and are consistent with the books and records of the Project Company.

5.15    Events Subsequent to Most Recent Fiscal Year End. Except with respect to the operations, assets and liabilities reflected in the agreements to be assigned and assumed pursuant to Sections 3.2(g), and 3.2(i), since the Most Recent Fiscal Year End, no event, condition or circumstance has arisen that has caused or is reasonably expected to cause a Project Company Material Adverse Effect.

5.16    Minute Books. The minute books of the Project Company are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Project Company contain accurate and complete records of all meetings of, and corporate action taken by, the Seller in its capacity as sole owner of the Membership Interest in the Project Company, and no meeting of the Seller acting in such capacity has been held for which minutes have not been prepared and are not contained in such minute books. Except as set forth in Section 5.16 of the Seller’s Disclosure Schedule, the Seller has heretofore delivered to the Purchaser true and complete copies of all minute books of the Project Company.

5.17    Emissions Allowances. The Project Company owns all right, title and interest in and to all Emissions Allowances as they relate to the Facility, which such Emissions Allowances are set forth in Section 5.17 to the Seller’s Disclosure Schedule.

5.18    Undisclosed Liabilities. Except (a) as set forth in Section 5.18 of the Seller’s Disclosure Schedule and the other exhibits and schedules hereto, (b) as disclosed in the Financial Statements or in any notes thereto, (c) for liabilities and obligations incurred in the Ordinary Course of Business and (d) with respect to the operations, assets and liabilities reflected in the agreements to be assigned and assumed pursuant to Sections 3.2(g) and 3.2(i), to the Knowledge of the Seller, the Project Company does not have any other material Liabilities. Other than as set forth in the Financial Statements or as to which the Project Company in good faith has disputed or determined to dispute or not pay, no unpaid invoices, bills representing amounts alleged to be owed by the Project Company or other alleged obligations of the Project Company exist which are material to the business or operations of the Project Company.

5.19	Taxes.

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(a)     Except as set forth in Section 5.19(a) of the Seller’s Disclosure Schedule, the Seller, with respect to the Project Company, and the Project Company have filed or caused to be filed on a timely basis all Tax Returns with respect to Taxes that are or were required to be filed pursuant to Applicable Laws. All such Tax Returns filed by the Seller, with respect to the Project Company, and the Project Company are true, correct and complete in all material respects. The Seller, with respect to the Project Company, and the Project Company have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by such Tax Returns, or pursuant to any assessment received by the Seller, with respect to the Project Company, or the Project Company, except such Taxes, if any, as are not yet delinquent or are listed in Section 5.19(a) of the Seller’s Disclosure Schedule and are being contested in good faith. Except as set forth in Section 5.19(a) of the Seller’s Disclosure Schedule, no claim has ever been made or, to the Knowledge of the Seller, proposed or threatened by any Taxing Authority in a jurisdiction where the Seller, with respect to the Project Company, or the Project Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes on any Assets, except to the extent of statutory Encumbrances for Taxes accruing but not yet due and payable or which are being contested in good faith by appropriate proceedings.

(b)     There is no dispute or claim concerning any Taxes of the Seller, with respect to the Project Company, or the Project Company claimed or raised by any Governmental Authority in writing or, to the Knowledge of the Seller, proposed or threatened. Except as described in Section 5.19(b) of the Seller’s Disclosure Schedule to this Agreement, the Seller, with respect to the Project Company, and the Project Company have not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of the Seller, with respect to the Project Company, or the Project Company for any open taxable years or periods.

(c)     Except as set forth in Section 5.19(c) of the Seller’s Disclosure Schedule, all Taxes that the Seller, with respect to the Project Company, or the Project Company is or was required by Applicable Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person, and all Tax Returns, including but not limited to Forms W-2 and 1099 (and any similar forms, reports or statements required under state, local or foreign law), required with respect thereto have been properly completed and timely filed.

(d)     The Project Company is classified as a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-2(a), and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3.

(e)     None of Progress Energy or the Seller, with respect to the Project Company, or the Project Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate the Project Company to make any payments that are not deductible under Code Section 280G subsequent to the Closing Date.

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(f)     Except as set forth in Section 5.19(f) of the Seller’s Disclosure Schedule, the Assets have not been classified by any Taxing Authority under the designation authorized by Law to obtain a special low Property Tax rate or to receive a reduction, abatement or deferment of Property Taxes.

5.20  Intellectual Property. Except as set forth in Section 5.20 of the Seller’s Disclosure Schedule, the Project Company does not own, or directly license from a third party, any Intellectual Property. The Project Company either owns free and clear of all Encumbrances, or possesses sufficient rights to use, all Intellectual Property listed in Section 5.20 of the Seller’s Disclosure Schedule (the “Intellectual Property Assets”).

5.21	Insurance.

(a)     Section 5.21 of the Seller’s Disclosure Schedule to this Agreement sets forth a list of (1) all insurance policies (A) to which the Seller, with respect to the Project Company, or the Project Company is a party, named insured or otherwise the beneficiary and (B) which are currently in force or under which the Seller, with respect to the Project Company, or the Project Company could potentially still submit claims for losses with respect to the Project, and (2) all pending applications therefor as are applicable to cover the Assets. The Seller has delivered to the Purchaser:

(i)      accurate and complete copies of all policies of insurance (and material correspondence relating to coverage thereunder) listed in Section 5.21 of the Seller’s Disclosure Schedule to this Agreement; and

(ii)     accurate and complete copies of all pending applications by the Project Company for policies of insurance as listed in Section 5.21 of the Seller’s Disclosure Schedule.

(b)     All policies of insurance described in Section 5.21 of the Seller’s Disclosure Schedule to this Agreement: (A) are valid and enforceable; (B) are sufficient for compliance with all Applicable Laws and Material Agreements; and (C) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Project Company.

(c)     As regards the policies described in Section 5.21 of the Seller’s Disclosure Schedule to this Agreement, the Project Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any such policy of insurance is no longer in full force or effect or that the issuer of any such policy of insurance is not willing or able to perform its obligations thereunder.

(d)     As regards the policies described in Section 5.21 of the Seller’s Disclosure Schedule to this Agreement, the Project Company has paid all premiums due, and has otherwise performed all of its material obligations under each such policy of insurance.

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5.22    Contracts. Section 5.22 of the Seller’s Disclosure Schedule lists the following types of contracts and other agreements, as they may have been amended, (“Material Agreements”) to which the Project Company is a party:

(a)     any agreement that involves delivery of power, including the Duke Power Contracts and the NCMPA Contracts, performance of services or procurement or delivery of equipment, materials or supplies, or the conveyance of rights (e.g., transmission rights), to the Project Company of an amount or value in excess of one hundred thousand U.S. dollars ($100,000);

(b)     any agreement affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property that, in the case of personal property, is of an amount or value in excess of one hundred thousand U.S. dollars ($100,000);

(c)     any agreement (however named) involving a sharing of profits, losses, costs or liabilities by the Project Company with any other Person;

(d)     any agreement containing covenants that in any material way purport to restrict the Project Company’s business activity or limit the freedom of the Project Company to engage in business or to compete with any Person;

(e)     any power of attorney of the Project Company that is currently effective and outstanding;

(f)     any material written warranty, guaranty or other similar undertaking with respect to contractual performance, which was extended (i) by or on behalf of the Project Company or (ii) to the Project Company;

(g)     each Affiliated Contract or other intercompany arrangement between the Project Company and its Affiliates, exclusive of any agreement set forth on Section 3.2(h) of the Seller’s Disclosure Schedule; and

(h)     any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

With respect to each Material Agreement of the Project Company: (A) a true and complete copy of such Material Agreement was made available to the Purchaser in connection with its due diligence; (B) such Material Agreement will in all material respects continue to be legal, valid, binding and enforceable against the Project Company, without amendment, except as permitted in Section 7.2(b), and, to the Seller’s Knowledge, enforceable against the other party thereto, following the consummation of the transactions contemplated hereby except for Affiliated Contracts; (C) the Project Company is not in material breach or default and has not given or received any notice regarding any alleged material violation or breach of, or material default under, any Material Agreement being transferred to the Purchaser, and, to the Seller’s Knowledge, no other party is in material breach or default, and no event or circumstance has occurred which with provision of notice or expiration of any applicable cure period would

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constitute a material breach or default, or permit termination, modification, or acceleration, under the Material Agreement; (D) no party has repudiated any material provision of any Material Agreement; and (E) there are no negotiations or attempts to renegotiate any material amounts paid or payable to the Project Company under the Material Agreements with any Person having the right to demand or require such renegotiation and no written notice of such demand has been received by the Project Company.

5.23  Guaranties. The Project Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person, and no other Person is a guarantor or otherwise liable for any liability or obligation of the Project Company except with respect to the PGN Guaranties.

5.24    Bank Accounts. The Project Company does not maintain any accounts or safety deposit boxes of any nature with any bank, trust company, savings and loan association, brokerage house or other financial institution.

5.25    Business. The only business engaged in by the Project Company is the construction, ownership, operation and maintenance of the Project, the generation and wholesale sale of electric energy and capacity from the Facility and any and all other activities related or incidental to the foregoing.

5.26    Accounts Receivable. The Seller and the Project Company have provided to the Purchaser a true and correct aging report for all material accounts receivable of the Project Company, and neither the Seller nor the Project Company has received any notice of any contest claim or request of setoff from any obligor of any such accounts receivable relating to the amount or validity of such accounts receivable.

5.27    Solvency. The Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated hereunder. As used in this Section 5.27, “insolvent” means the inability of a Person to pay his debts when they become due.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the Effective Date and again on the Closing Date, the Purchaser hereby represents and warrants to the Seller as follows:

6.1     Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

6.2     Authorization; Enforceability. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated

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hereby have been duly authorized by all necessary action on the part of the Purchaser and its Affiliates. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

6.3	No Violation; Consents.

(a)     Except as set forth on Section 6.3(a) of the Purchaser’s Disclosure Schedule, and subject to obtaining the Purchaser Approvals set forth on Section 6.3(b) of the Purchaser’s Disclosure Schedule, the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not and will not:

(i)      violate, contravene, conflict with or result in the breach of any provision of the Governing Documents of, or resolutions of the board of directors of, the Purchaser,

(ii)     violate, contravene, conflict with, result in the breach of or give rise to any right to revoke, withdraw, suspend, modify or terminate any Approval or Consent to which the Purchaser is bound or subject,

(iii)     violate, contravene, conflict with or result in the breach of any Applicable Law or

(iv)    permit any Person the right to declare a default or exercise any remedy under, to accelerate the maturity, performance or payment of or to cancel, terminate or modify any note, bond, mortgage, indenture, license or agreement.

Clauses (ii), (iii) and (iv) shall not apply to any conflict, violation, breach, default, requirement for Consents, rights of acceleration, cancellation, termination or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)     Except for such Purchaser Approvals set forth on Section 6.3(b) of the Purchaser’s Disclosure Schedule, no Approval or Consent issued by, or declaration or filing with, or notification to, or waiver from any Person, exclusive of internal and corporate authorizations that have been obtained, is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, or the performance by the Purchaser of any provision contained in this Agreement, except for any such requirements the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.4     Litigation. There is no Action or Order pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates or Subsidiaries that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby.

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6.5     Investment Intent. The Purchaser is buying the Membership Interest for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Membership Interest.

6.6     Financial Capability. The Purchaser will have on the Closing Date sufficient cash to purchase the Membership Interest and to consummate the transactions contemplated by this Agreement, including, without limitation, payments of fees and expenses contemplated hereunder.

6.7     Financial Advisors. None of the Seller or any of its Affiliates is or will become obligated to pay any fee or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of the Purchaser.

6.8     Solvency. The Purchaser is not insolvent and will not be rendered insolvent by any of the transactions contemplated hereunder. As used in this Section 6.8, “insolvent” means the inability of a Person to pay his debts when they become due.

ARTICLE VII

COVENANTS

7.1     Access to Information. Prior to the date hereof, the Purchaser has conducted due diligence on the Project Company and has had access to or received the properties, books, records and personnel of the Project Company. Between the date hereof and the Closing, the Seller shall, and shall cause the Project Company to, in response to reasonable requests of the Purchaser and its representatives (including its legal advisors and accountants) therefor, provide additional access, during normal business hours and upon reasonable advance notice, to the properties, books, records and personnel of the Project Company and the Facility and Real Property; provided, that in no event shall the Seller or the Project Company be obligated to provide (i) any access to information that is repetitive or duplicative of access previously provided, (ii) access or information in violation of Applicable Law, (iii) bids, letters of intent, expressions of interest, or other proposals received from others in respect of the Project Company or in connection with the transactions contemplated by this Agreement or otherwise, and information and analyses relating to such communications, or (iv) any information, the disclosure of which would jeopardize any privilege available to the Seller, the Project Company or any of their respective Affiliates relating to such information or would cause the Seller, the Project Company or any of their respective Affiliates to breach a confidentiality obligation to which it is bound. In connection with such access, the Purchaser’s representatives shall cooperate with the Seller’s and the Project Company’s representatives and shall use their reasonable best efforts to minimize any disruption of the business of the Seller and the Project Company. The Purchaser agrees to abide by the terms of the Confidentiality Agreement and any safety rules or rules of conduct reasonably imposed by the Seller, the Project Company or their respective Affiliates or the operator of any such entity, as the case may be, with respect to such access and any

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information furnished to them or their representatives pursuant to this Section 7.1. Without regard to Section 10.6(b), the Purchaser shall indemnify, defend and hold harmless the Seller, the Project Company, their Affiliates and their respective officers, directors, employees and agents from and against any and all Liabilities asserted against or suffered by them relating to, resulting from, or arising out of, the examinations or inspections made by the Purchaser or its representatives pursuant to this Section 7.1.

7.2	Conduct of the Business Pending the Closing.

(a)     Except as otherwise expressly contemplated by this Agreement and the schedules attached hereto or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to and through the Closing Date, the Seller shall preserve in all material respects its business operations, organization and goodwill and shall use commercially reasonable efforts, subject to compliance with any contractual obligations, to cause the Project Company to: (i) conduct its business in the Ordinary Course of Business and in material compliance with all Applicable Laws, Approvals and contractual obligations; (ii) operate and maintain the Facility in accordance with Good Utility Practices; (iii) pay all Liabilities as and when due; (iv) continue in full force and effect the insurance coverage under the policies set forth in Section 5.21 of the Seller’s Disclosure Schedule; and (v) use commercially reasonable efforts to maintain the existing Employees. Further, the Seller will reasonably inform and involve, to the extent practicable provided no privilege is waived, the Purchaser in any defense of the Seller or the Project Company against any audit or investigation by the Federal Energy Regulatory Commission or any other Governmental Authority (except for any audit or investigation during the period prior to the Closing Date relating to U.S. federal income Taxes) that specifically relates in any way to the Assets prior to the Closing Date.

(b)     Except as otherwise expressly contemplated by this Agreement and the schedules attached hereto or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to and through the Closing Date, the Seller shall not and shall cause the Project Company not to (i) make any material modification, amendment or extension to any existing Contract or enter into any additional Contract with a payment commitment by the Project Company in excess of one hundred thousand U.S. dollars ($100,000); (ii) enter into any compromise or settlement of litigation, proceeding or investigation by a Governmental Authority relating to the Assets, other than in the Ordinary Course of Business; (iii) allow the Membership Interest or the Assets to become subject to any Encumbrance other than a Permitted Encumbrance; (iv) issue any additional Membership Interests; (v) merge or consolidate the Project Company with any other Person or allow the Project Company to acquire any assets outside of the Ordinary Course of Business; (vi) sell, lease or otherwise dispose of any Assets other than in the Ordinary Course of Business; (vii) waive any claims or rights of the Project Company in excess of fifty thousand U.S. dollars ($50,000) other than in the Ordinary Course of Business; (viii) incur any indebtedness for borrowed money; (ix) take any affirmative action or fail to take any reasonable action within its control that could result in a Project Company Material Adverse Effect or Seller Material Adverse Effect; (x) make any

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material changes in the levels of inventory of parts or other supplies or materials included in the Tangible Personal Property; (xi) enter into any Affiliated Contracts or other arrangement with its Affiliates; (xii) make any change in management personnel located at the Facility; (xiii) grant any Employee an increase in compensation or benefits other than in the Ordinary Course of Business if any such increase would be applicable for any period after the Closing Date; (xiv) make any Tax election, or enter into any agreement concerning Taxes, with respect to the Assets, if such election or agreement would apply to the Project Company or the Assets for any period after the Closing Date; (xv) sell, lease or otherwise dispose of any Emission Allowance except to the extent necessary to operate the Facility within the Ordinary Course of Business; or (xvi) agree or commit to do any of the foregoing.

(c)     For the avoidance of doubt, the foregoing shall not require the Seller, the Project Company or any of their Affiliates or representatives to make any payments, incur any costs, or enter into or amend any contractual arrangements, agreements or understandings, unless such payment, incurrence or other action is required by any Applicable Law or Approval by any Governmental Entity or by contractual obligation.

7.3     Appropriate Action; Consents; Filings. Through the Closing Date, the Seller and the Purchaser shall cooperate with each other and use (and will cause their respective Affiliates and Subsidiaries to use) commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on their part under this Agreement, Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) as soon as practicable after execution of this Agreement, to obtain promptly all Purchaser Approvals and Seller Approvals and (iii) to provide prompt notification to the other parties hereto of any actions pursuant to clauses (i) through (ii) of this Section 7.3. The Purchaser agrees and acknowledges that it must obtain all Necessary Approvals the issuance or renewal of which is required after the Closing Date. For the avoidance of doubt, the Seller shall not be obligated to pay any consideration or incur any additional costs to obtain any Consents from third parties that may be necessary, proper or advisable to consummate the transactions contemplated by this Agreement if such Consents would cost individually, or in the aggregate, more than fifty thousand U.S. dollars ($50,000). No party shall have any Liability to the other in the event it is unable to obtain any of the Seller Approvals or the Purchaser Approvals, as the case may be. Except with respect to a party’s failure to cooperate and take actions contemplated by this Section 7.3, any failure to obtain any Seller Approval or Purchaser Approval hereunder shall not constitute a breach of any representations, warranties or covenants of a party.

7.4     Preservation of Records; Cooperation. Each of the Seller and the Purchaser shall, and on and following the Closing the Purchaser shall cause the Project Company to, preserve and keep in its possession all records held by the Seller or delivered to the Purchaser, as applicable, (including any Tax Returns of the Project Company) on and after the date hereof relating to the business of the Project Company, for a period of the longer of (i) three (3) years following the Closing Date or (ii) the

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expiration of the applicable statute of limitations (including extension or waivers thereof) (the applicable period, the “Retention Period”); and shall make such records and personnel available to the other party as may reasonably be required by such party in connection with, among other things, any insurance claims involving, legal proceedings involving, or governmental investigations of the Seller or the Purchaser, as applicable, or any of their respective Affiliates; provided, however, that in no event shall the Seller or the Purchaser be obligated to provide any information the disclosure of which would jeopardize any privilege available to the Seller, the Purchaser, the Project Company or their respective Affiliates relating to such information or which would cause any of the Seller, the Purchaser, the Project Company or their respective Affiliates to breach a confidentiality obligation to which it is bound. In addition, for the applicable Retention Period, the Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to make available to the Seller and its Affiliates all records held by any third party operator of the Project Company as may reasonably be required by the Seller or any of its Affiliates in connection with, among other things, any insurance claims involving, legal proceedings involving, or governmental investigations of, the Seller or any of its Affiliates; provided, however, that in no event shall the Seller or the Purchaser be obligated to provide any information the disclosure of which would jeopardize any privilege available to the Seller, the Purchaser, or their respective Affiliates relating to such information or which would cause any of the Seller, the Purchaser, or their respective Affiliates to breach a confidentiality obligation to which it is bound. Within thirty (30) days of the expiration of any applicable Retention Period, each party shall have the opportunity (but not the obligation), at its sole cost and expense and upon written notice to the other party, to remove and retain all or any part of the records preserved by the other party as the first party may in its sole discretion select.

7.5     Confidentiality. The parties acknowledge that the Purchaser or its Affiliate and the Seller or its Affiliate previously executed a Confidentiality Agreement, dated June 4, 2004 (the “Confidentiality Agreement”), between Progress Ventures, Inc. and Southern Company Services Inc., which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties agree that the terms and conditions of the transactions contemplated hereby and any access or information provided to the Seller, the Purchaser, or their respective representatives hereunder in connection with the execution hereof shall be subject to the same standards and obligations of confidentiality as set forth in the Confidentiality Agreement.

7.6     Public Announcements. Prior to the Closing Date, none of the Seller, the Purchaser, or any of their Affiliates, or any of their agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, unless such disclosure is required by Applicable Law, Order or obligations pursuant to any agreement with any national securities exchange or national securities association; provided, that the party intending to make such release shall give the other parties prior notice and shall use its commercially reasonable efforts consistent with such Applicable Law, Order or obligation to consult with the other parties with respect to the text thereof.

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7.7     Use of Name. Following the Closing Date, neither the Purchaser nor any of its Affiliates shall have any right, title or interest in the name “Progress” or “Progress Energy” (or any variation thereof) or any trademarks, trade names, logos or symbols related thereto. As soon as reasonably practicable following the Closing (and in any event, within sixty (60) days thereafter), the Purchaser shall cause the removal of all trademarks, trade names, logos and symbols related to the name “Progress” or “Progress Energy” from any Assets (including all signs) that are visible to, or obtainable by, members of the public.

7.8	Certain Dividends, Assignments and Releases.

(a)     Subject to Section 7.2, prior to or at the Closing, the Seller shall be permitted to cause the Project Company to make dividends, distributions or assignments for nominal consideration of all (i) cash, (ii) cash equivalents and (iii) all intercompany accounts and obligations of the Seller or any of its Affiliates in favor of the Project Company, including without limitation each contract that the Project Company has, as of the date hereof, with the Seller or any of its Affiliates (such accounts and obligations, the “Intercompany Receivables”) until the Seller or any of its Affiliates (other than the Project Company) is the owner and beneficiary of such cash, cash equivalents and Intercompany Receivables and the parties hereto expressly agree that such cash, cash equivalents and Intercompany Receivables or any value related thereto shall not be part of the Membership Interest or any of the value transferred pursuant to this Agreement.

(b)     Prior to or at the Closing, except as set forth on Schedule 7.8(b) the Seller shall cause all Affiliated Contracts, intercompany accounts and obligations that are obligations of the Project Company to the Seller or any of its Affiliates (other than the Project Company), including without limitation each contract that the Project Company has, as of the date hereof, with the Seller or any Affiliate of the Seller, to be assigned to, and assumed by, an entity other than the Project Company, repaid, terminated or otherwise satisfied, without Liability to the Project Company.

(c)     Prior to or at the Closing, the Seller and any Affiliates of the Seller to which the Project Company has any Liabilities shall have released the Project Company from all Intercompany Payables, other than those Liabilities set forth on Schedule 7.8(c).

7.9     Further Assurances. The Seller and the Purchaser agree that from and after the Effective Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any party hereto to carry out the purposes and intent hereof.

7.10    Supplements to Schedules. The Seller may from time to time prior to ten (10) Business Days preceding any anticipated Closing Date by notice in accordance with this Agreement supplement or amend the Schedules to correct any matter that would otherwise constitute a breach of any representation or warranty contained herein; provided, that if the Purchaser identifies and notifies the Seller of any

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matter that would otherwise constitute a breach of any representation or warranty to the Seller, the Seller shall be required to supplement or amend the Schedules to correct such matter. If any supplement or amendment materially adversely affects the benefits to be obtained by the Purchaser under this Agreement and the Purchaser objects in writing, within the earlier of (i) ten (10) Business Days of receiving notice of any such supplement or amendment or (ii) the anticipated Closing Date, to any purported breach sought to be so cured, then the Purchaser shall have the right to terminate this Agreement. If any such amendment or supplement is necessitated by events (or items that have come to the Seller’s Knowledge where such representation is qualified by the Seller’s Knowledge) subsequent to the Effective Date, then, without prejudice to the Purchaser’s rights related to Casualty Insurance Claims as provided in Section 7.19, the Purchaser’s right of termination shall be the Purchaser’s sole remedy relating to the matters set forth in amendments or supplements to the applicable Schedules. If any amendment or supplement is needed to cure any breach of the Seller’s representations and warranties that were inaccurate or incomplete on the Effective Date, then in addition to any right of termination, the Purchaser shall be entitled to close notwithstanding Knowledge of such breach, the Schedules will not be deemed amended and supplemented for the purposes of the indemnification provisions of Article X and the Purchaser shall not be prohibited pursuant to Section 10.8 from seeking indemnification pursuant to Article X. In all other cases, to the extent the Agreement is not terminated, the Schedules and representations and warranties shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including the Closing Date.

7.11	Environmental Due Diligence.

(a)     Subject to Section 7.1, the Seller and the Project Company shall permit the Purchaser to have reasonable access to the Project during normal business hours, in such a manner as will not unreasonably interfere with operations at the Project, to perform, at the Purchaser’s sole expense, a Phase I environmental assessment of the Project pursuant to ASTM Standard E 1527-05 conducted by a nationally recognized environmental consultant approved by the Seller (whose approval shall not be unreasonably withheld), and, if determined necessary by the Purchaser, a Phase II environmental site assessment conducted by a nationally recognized environmental consultant approved by the Seller. The Purchaser or its representative shall provide notice of the date of the site visit to the designated Project manager at least three (3) Business Days in advance of the commencement of such visit. The Purchaser shall disclose to the Seller and the Project Company all of the results of any such Phase I or II environmental investigation, including providing copies of all reports generated in or as a result of such investigation (excluding any draft reports prepared at the direction of counsel or reports prepared by such counsel for the Purchaser) within three (3) Business Days of the Purchaser’s receipt thereof.

(b)     The scope of work for such Phase II assessments or sampling shall be approved by the Seller prior to the commencement of any such assessment or sampling. The Purchaser shall provide the Seller the opportunity to take, at Seller’s expense, split sampling during any sampling event. The Purchaser shall provide to Seller

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the complete results of any such assessment or sampling, including all laboratory analyses, field notes, boring logs, and the like, including the interpretation of the results by the Purchaser’s environmental consultant (and in the event the Seller elects to take split sampling, the Seller shall provide such results to the Purchaser). Except as provided in this Section 7.11, Purchaser shall not disclose the proposed Phase II assessments or sampling or the results thereof to any Person. The Purchaser shall be solely responsible for the disposal of all sampling material and media.

(c)     In the event that the results of Phase II assessments or sampling indicate a condition for which Environmental, Health and Safety Laws require further investigation, remediation, or other similar response, the Seller shall be entitled to exercise, at its sole discretion, one of the following options: within five (5) Business Days of receiving such assessment (including all of the information required by this Section 7.11 to be disclosed to Seller), notifying the Purchaser in writing of the Seller’s intention to either (A) further investigate, remediate or otherwise respond to any such condition indicated by the Phase II assessments or sampling, at Seller’s sole expense, prior to the Closing or within a reasonable time thereafter or (B) not further investigate, remediate or otherwise respond to any such condition, in which event, the Purchaser may either (1) remediate or otherwise respond to such condition at the Purchaser’s sole expense subsequent to the Closing or (2) terminate this Agreement; provided, that if the condition indicated by the Phase II assessments or sampling is reasonably likely to result in a Project Company Material Adverse Effect, then the Seller shall have the right to terminate this Agreement.

(d)     In the event that Seller and Purchaser fail to agree, after exercising good faith efforts to agree, on any of the following issues, the Seller or the Purchaser may initiate arbitration of such dispute as provided in this Section 7.11. The issues for which such arbitration shall be available include: (i) whether the results of Purchaser’s Phase II investigation, taking into account any results of such Phase II investigation conducted by Seller, constitute a condition for which Environmental, Health and Safety Laws require further investigation, remediation or further similar response; (ii) if Seller exercises the option set forth in Subsection 7.11(c)(A) hereof, whether Seller has performed or completed such further investigation, remediation or further similar response required by Environmental, Health and Safety Laws (including whether Seller has so performed or completed within a reasonable time after the Closing); or (iii) whether the results of Purchaser’s Phase II investigation, taking into account any results of such Phase II investigation conducted by Seller, constitute a condition that is reasonably likely to result in a Project Company Material Adverse Effect.

(e)     In the event either the Seller or the Purchaser elects to initiate arbitration pursuant to Subsection 7.11(d) hereof by written notice to the other, such dispute shall be resolved by the decision of a panel of Environmental Professionals, one each chosen by the Seller and the Purchaser, and the third (to act as chairman) chosen by the other two arbiters (the “Arbitration Panel”); provided, that if the chairman of the Arbitration Panel is not appointed within five (5) days of the notice of a dispute, then the parties may apply to the American Arbitration Association for the purpose of appointing such chairman, who shall have the qualifications set forth herein..

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“Environmental Professional” means a qualified professional who is either an attorney or an environmental or professional engineer, or similar expert, and in any case experienced in matters arising under Environmental, Health and Safety Laws and who is professionally so licensed by the State of North Carolina; and in the case of the chairman of the Arbitration Panel, who is not and has not been employed or retained by either Seller or Purchaser or any Affiliate thereof. Within thirty (30) days after the naming of the Arbitration Panel, the Arbitration Panel shall issue a report resolving the dispute. The Arbitration Panel may at its sole discretion retain the services of a environmental or professional engineer, or similar expert (acceptable to and approved by both Purchaser and Seller) to assist in the Arbitration Panel’s resolution of the dispute. The Arbitration Panel shall resolve the dispute based on a review of the Purchaser’s Phase I or Phase II environmental assessments, the Seller’s split sampling (if any) and written submissions by the Purchaser and Seller setting forth their positions and the reasons in support thereof, after meeting with the parties. The decision of the Arbitration Panel shall be binding upon the Seller and the Purchaser with respect to the dispute so resolved, shall be final, and shall not be subject to judicial review. Each party shall bear its own attorney’s and expert’s costs and fees, and the costs and fees of the chairman of the Arbitration Panel or expert retained by the Arbitration Panel in accordance with this Section 7.11 shall be borne equally by the Purchaser and the Seller.

7.12	Title Insurance and Surveys.

(a)     Title Insurance. In the event the Purchaser elects to purchase a title insurance policy with regard to the Project, such policy shall be purchased from First American Title Insurance Company, Fidelity National Title Insurance Company or Land America. The commitment, any policy of title insurance, and other title costs or charges, including search and exam fees, shall be at the Purchaser’s sole cost and expense.

(b)     Certain Exceptions to Title. The Purchaser shall have the right to object in writing to any title matters that are not Permitted Real Property Encumbrances that are disclosed in any title commitment (or any update thereof) within ten (10) Business Days after receipt thereof by delivering written notice to the Seller. Unless the Purchaser shall timely object to any such title matters, all such title matters shall be deemed to constitute additional Permitted Real Property Encumbrances. Any such title matters which are not Permitted Real Property Encumbrances and which are timely objected to by the Purchaser shall be herein collectively called the “Title Objections.” The Seller may elect (but shall not be obligated) to remove or cause to be removed any Title Objections, which removal will be effected by the issuance of title insurance omitting the Title Objections as exceptions to coverage; provided, that the Seller must so remove and satisfy of record any mortgage, lien, judgment or other Title Objection which may be so removed and satisfied by the payment of a liquidated sum of money. In the event that the Purchaser elects to purchase an owner’s title insurance policy, such policy shall be an ALTA 1992 form owner’s title insurance policy with respect to the Real Property and the Improvements, insuring the Project Company as the fee simple owner in the amount of that portion of the Purchase Price allocated to the Real Property and Improvements, deleting all requirements listed in ALTA Schedule B-1, subject only to the Permitted Real Property Encumbrances, and providing for endorsements requested by

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the Purchaser which may be issued by title insurance companies in the State of North Carolina, including, without limitation, ALTA 9 (comprehensive endorsement), same-as-survey, access, tax lot, contiguity, subdivision and non-imputation endorsements. The Seller hereby agrees to execute and deliver any affidavit, indemnification or other information reasonably required by the title insurer in connection with the issuance of a non-imputation endorsement (or any other endorsement) or otherwise in connection with the issuance of such title insurance policy.

(c)     Survey. The Purchaser hereby accepts the state of facts shown on the survey identified in Schedule 7.12(c). The Purchaser, at its sole cost and expense, may have the aforementioned survey updated. The Purchaser shall have the right to object in writing to any new state of facts not shown on the aforementioned survey that are not Permitted Real Property Encumbrances within ten (10) days after receipt of the updated survey by delivering written notice to the Seller. Any such new state of facts which are timely objected to by the Purchaser shall be herein collectively called the “Survey Objections.” The Seller may elect (but shall not be obligated) to remove or cause to be removed or insured over any Survey Objections, which removal will be deemed effected by the issuance of title insurance eliminating the Survey Objections.

7.13	Transition Plan.

(a)     The parties acknowledge and agree that in order to ensure that upon Closing the transition of the ownership and operation of the Facility is as smooth and orderly as is reasonably practicable, representatives of the Purchaser shall be entitled to become familiar with the Facility and other Assets, and be introduced to, and have the opportunity to meet with, suppliers, other vendors and customers of the Project Company, and to conduct other activities as set forth on the transition plan as determined by the Transition Committee. In connection with such transition, the Purchaser will have reasonable access to the Facility including the communications room, control room and equipment rooms. After the Closing Date, the Seller and Purchaser shall reasonably cooperate to effect the termination of any agreement that is related to the Project and to which the Seller or one of its Affiliates is a party.

(b)     Promptly after the Effective Date, the Seller will inform the Purchaser regarding the planned operation schedule of each Unit for the next six (6) months. The Purchaser shall be allowed to send observers to the Facility to observe the operation of each of the Units. Such observers may return to the Facility on multiple occasions, including such occasions as may be necessary for the observers to observe each Unit’s operations immediately after the Effective Date and to observe their operations immediately prior to the scheduled Closing Date. The observers shall be allowed to monitor and record performance of each Unit and shall be allowed access to historical performance data following operation and shutdown of each of the Units; provided, that the Seller or its Affiliates shall not be required to incur any expenses for such monitoring or access other than expenses the Seller or its Affiliates would incur in the absence of such monitoring or access unless the Purchaser agrees to pay for such incremental expenses. Items that may be monitored will include, without limitation: (i) individual CT gross power output (at the generator terminals); (ii) individual CT fuel

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consumption; (iii) ambient temperature; (iv) ambient pressure; (v) ambient relative humidity; (vi) average exhaust temperature; (vii) exhaust temperature profile; (viii) compressor discharge pressure; (ix) compressor discharge temperature; (x) IGV angle; (xi) water injection flow rate (if applicable for oil firing); (xii) NOx emissions; and (xiii) CO2 emissions.

(c)     In order to provide a space for the Purchaser to conduct its business in furtherance of the transition procedures contained in this Section 7.13, the Seller shall, and shall cause the Project Company to, allow the Purchaser to bring onto and maintain on the Real Property a mobile office unit (e.g., a trailer) immediately following the Effective Date. The exact location for the mobile office unit will be agreed to by the Transition Committee and will allow for reasonable access to the Facility. The Seller shall provide a method and labor to connect the mobile office electrical service to the Facility’s station service. Furthermore, the Purchaser shall be permitted to use a third-party contractor to come onto the Real Property and provide services for temporary voice and data connectivity and to stage materials for permanent installation during the transition and post-Closing.

(d)     Except as provided in the foregoing clauses of this Section 7.13, any access to the Project, and any activities undertaken at the Project, by the Purchaser or its Affiliates, any representative of the Purchaser or its Affiliates, or any third party acting on behalf of the Purchaser or its Affiliates must receive the prior express consent of the Seller, its Affiliates or a representative of the Seller or its Affiliates.

(e)     As soon as possible after the date of this Agreement, the Seller and the Purchaser shall create a special transition committee (the “Transition Committee”) that shall be composed of two representatives of the Seller and two representatives of the Purchaser. After the date of this Agreement and prior to the Closing, subject to Applicable Law, the Transition Committee shall exchange information and examine various alternatives regarding the manner in which to best transition management of the Project Company and the Facility to the Purchaser effective as of the Closing Date. The Transition Committee shall hold periodic meetings, which meetings may be held telephonically or in person, and shall act by majority vote.

7.14    Replacement of Credit Support. The parties shall cooperate and use commercially reasonable efforts in order that, effective as of the Closing Date, (a) the PGN Guaranties may be terminated and the credit support procured by Progress Energy or its Affiliates on behalf of the Project Company in connection with the PGN Guaranties, the Duke Contracts or the NCMPA Contracts may be returned and (b) substitute credit support arrangements, if required, of the Purchaser or an Affiliate of the Purchaser shall be in effect.

7.15    Performance Testing. Upon written request and at the direction of the Purchaser, the Seller shall cause the Project Company to conduct performance tests of the Facility in accordance with the testing procedures contained in the Duke Power Contracts, which may be reviewed by the Purchaser, and in accordance with any additional procedures set out in Exhibit P; provided, that the Purchaser shall have the

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option of monitoring and recording the results of such tests or requiring the Project Company to monitor and record such tests; provided, further, that the costs of any such tests shall be paid by the Purchaser. Any such performance tests shall be coordinated to the maximum extent possible to mitigate the costs of such performance tests, including the purchase of fuel for such performance tests. If any such performance test of the combined cycle Unit or the collective combustion turbine Units does not meet the requirements such that the certificate set forth in Section 3.2(k) may be provided, then Seller, at its sole expense shall be permitted to retest such combined cycle Unit or collective combustion turbine Units in order to achieve such requirements; provided that Seller shall only be permitted to perform one such retest with thirty (30) days from the date of the failed test and at least five (5) days prior to Closing.

7.16    No Solicitation. Until such time as this Agreement shall be terminated neither the Seller nor any of its Affiliates shall directly or indirectly solicit, initiate, encourage, discuss or negotiate with or provide any nonpublic information to any Person (other than the Purchaser) relating to any business combination transaction involving the Project Company, including the sale by the Seller of any of the Project Company’s Membership Interest, the merger or consolidation of the Project Company or the sale of the Project Company’s business or any of the Assets.

7.17  Removing Excluded Assets. On or before the Closing Date, the Seller shall remove from the Facility and the Real Property all Excluded Assets as well as any assets and equipment that, as of the Effective Date, are located at the Project and are owned or leased by an Affiliate of the Project Company or some other third party (“Third-Party Assets”). All Third Party Assets valued in excess of one hundred thousand U.S. dollars ($100,000) are set forth in Section 7.17 of the Seller’s Disclosure Schedule. Such removal shall be undertaken in such manner as to avoid any damage to the Facility and other Assets and any disruption of the business operations of the Project Company after the Closing. The cost of any damage to the Facility or any other Assets resulting from such removal shall be paid by the Seller at the Closing. Should the Seller fail to remove the Excluded Assets and Third-Party Assets as required by this Section 7.17, the Purchaser shall have the right, but not the obligation, (a) to remove the Excluded Assets and Third-Party Assets at the Seller’s sole cost and expense; (b) to store the Excluded Assets and Third-Party Assets as unclaimed and to charge the Seller all storage costs associated therewith; (c) thirty (30) days after the Closing Date, to treat the Excluded Assets and Third-Party Assets, except for those Third-Party Assets owned by third parties that are not Affiliates of the Project Company, as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. The Seller shall promptly reimburse the Purchaser for all costs and expenses incurred by the Purchaser in connection with any Excluded Assets and Third-Party Assets not removed by the Seller on or before the Closing Date.

7.18	Credit Support.

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(a)     On or before the Effective Date, the Seller will cause Progress Energy to issue a payment and performance guaranty in favor of the Purchaser in the form attached to this Agreement as Exhibit M (the “PGN Parent Guaranty”).

(b)     On or before the Effective Date, the Purchaser will cause Southern Power Company to issue a payment and performance guaranty in favor of the Seller in the form attached to this Agreement as Exhibit N (the “Southern Power Parent Guaranty”).

7.19	Insurance.

(a)     The parties acknowledge and agree that effective upon the Closing, the Seller’s insurance policies shall be terminated or modified to exclude coverage of the Facility by the Seller. Consequently, the Purchaser will at or before the Closing obtain at its sole cost and expense replacement insurance policies providing coverage for claims made and arising after the Closing Date.

(b)     The Seller and the Purchaser agree that Casualty Insurance Claims relating to the Assets or the business of the Project Company (including those already reported and those relating to events that have occurred prior to the Closing but have not yet been reported) shall remain with the Project Company following the Closing. For purposes hereof, “Casualty Insurance Claims” shall mean any claims in respect of events that occurred prior to the Closing under any of the casualty insurance policies relating to business interruption or property or physical damage maintained by the Seller or its Affiliates prior to the Closing with respect to the Assets or business of the Project Company and listed on Schedule 7.19(b) (the “Progress Insurance Policies”). The Seller will, and will cause its Affiliates to, maintain all Progress Insurance Policies in full force and effect at all times prior to the Closing. The parties acknowledge that the Casualty Insurance Claims shall be subject to the terms and conditions of the Progress Insurance Policies. With respect to the Casualty Insurance Claims, the following procedures shall apply: (i) an authorized officer of the Purchaser or the Project Company shall deliver written notice to the Seller of any Casualty Insurance Claim of which it becomes aware following the Closing and which such authorized officer believes in good faith may be covered by any of the Progress Insurance Policies, and (ii) the Seller and its Affiliates shall, in good faith and in cooperation and consultation with the Purchaser, promptly and with due expediency submit, administer, investigate, evaluate and dispose of all Casualty Insurance Claims with the appropriate insurer and the insurance claims service company on behalf of the Purchaser or the Project Company, such that any and all proceeds from such Casualty Insurance Claim will be paid by the Seller or its Affiliates over to the Project Company; provided, however, that from and after the Closing, in no event shall the Seller or any of its Affiliates be required to file any Action or initiate any other proceeding against any underwriter of any Progress Insurance Policy in respect of any Casualty Insurance Claim. For the avoidance of doubt, the Purchaser shall have the right to seek indemnification pursuant to Section 10.6 from the Seller for breaches of the Seller’s obligations pursuant to this Section 7.19(b), but shall not have the right to seek indemnification pursuant to Section 10.6 for any insurer’s failure to pay with respect to any Casualty Insurance Claim.

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(c)     The Purchaser shall pay to the Seller, its Affiliate or any authorized insurance claims service provider the amount of any invoice received from the Seller, its Affiliates or any authorized insurance claims service provider for any reasonable and demonstrable costs and expenses incurred by any such Person in connection with the administration, investigation, evaluation or disposal of any Casualty Insurance Claims on behalf of the Project Company pursuant to Section 7.19(b) within twenty (20) Business Days of receipt of any such invoice; provided that, the Seller shall pay the cost of any premiums and deductibles due and owing under the respective Progress Insurance Policy relating to any such Casualty Insurance Claims.

(d)     Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Progress Insurance Policy. The Seller and the Purchaser confirm that the sole intention of Sections 7.19(b) and (c) is to divide and allocate the benefits and obligations under the Progress Insurance Policies between them as of the Closing Date and not to alter in any manner the rights and obligations of any insurer or contract claims service company thereunder or the rights and obligations of the Seller or the Project Company thereunder. Nothing herein shall be construed as creating or permitting any insurer or contract claims service company the right of subrogation against the Seller or the Purchaser or any of their respective Affiliates in respect of payments made by one to the other under any Progress Insurance Policy.

7.20	Emission Credits.

(a)    If the Closing occurs, the actual total emissions generated by the Facility on or after January 1, 2006, until the Closing Date for which sulfur dioxide Emissions Allowances (“SO2 Emissions Allowances”) are required shall be determined by the parties as soon as practicable after the Closing Date and the Seller shall at its option promptly after such determination either (a) transfer, or cause another Person to transfer, to the Purchaser SO2 Emissions Allowances in the amount required for such emissions or (b) reimburse the Purchaser in an amount equal to the cost of such SO2 Emissions Allowances at the price per such Emission Allowance as published in the Cantor Environmental Brokerage Monthly Market Price Indices (or its successor index) as of the Closing Date.

(b)    If the Closing occurs, Seller and Purchaser agree that the cost of purchasing Emission Allowances required for emissions of oxides of nitrogen generated by operation of the plant (the “NOX Emissions Allowances”) from May 1, 2006 through September 30, 2006 (“Ozone Season”) shall be allocated by determining, as soon as practicable after the end of the Ozone Season, the actual total of such emissions by the Facility for which such Emission Allowances are required from May 1, 2006 through the Closing Date, the actual total of such emissions by the Facility for which such NOX Emission Allowances are required from May 1, 2006 through September 30, 2006, and the difference between such totals. The total NOX Emission Allowances required for operation of the Facility during the entire 2006 Ozone Season shall also be determined and shall be referred to in herein as “Total 2006 Ozone Emission Allowances”. In the event that the Total 2006 Ozone Emission Allowances is 136 or lower, Purchaser shall

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reimburse Seller for 11 NOX Emission Allowances in an amount equal to the cost of such NOX Emission Allowances as of the Closing Date. In the event that the Total 2006 Ozone Emission Allowance is greater than 136 but less than 148, Purchaser shall reimburse Seller in an amount equal to the proportion of the amount of emissions of oxides of nitrogen which were generated by the Facility from the Closing Date through September 30, 2006 compared to the total of such emissions generated by the Facility during the Ozone Season multiplied by the cost of 11 NOX Emission Allowances required for such emissions based on the cost of such NOX Emission Allowances in the open market as of the Closing Date. In the event that the Total 2006 Ozone Emission Allowance is greater than 147, Seller shall reimburse Purchaser in an amount equal to the proportion of the amount of emissions of oxides of nitrogen which were generated by the Facility from May 1, 2006 through the Closing Date compared to the total of such emissions generated by the Facility during the Ozone Season multiplied by the difference between 147 and the Total 2006 Ozone Emission Allowances multiplied by the cost of one such Emission Allowance on the open market as of the Closing Date. Determination of the cost of a NOX Emission Allowance shall be governed by the price of the applicable NOX Emission Allowance as published in the Cantor Environmental Brokerage Monthly Market Price Indices (or its successor index). Seller and Purchaser shall have the option of transferring NOX Emission Allowances to the other in lieu of reimbursing the other for the cost of such NOX Emission Allowances.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1     Conditions Precedent to Obligations of Each Party. The respective obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a)     No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an Order be pending, nor shall there be any action taken, nor any Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation or performance of any of the transactions contemplated hereby illegal;

(b)     Any waiting period (including any extension thereof) applicable to the purchase and sale of the Membership Interest to the Purchaser under the HSR Act shall have been terminated or expired; and

(c)     The Seller Approvals and the Purchaser Approvals shall have been obtained and do not contain or result in any condition, requirement or other term that (i) requires the divestiture or transfer of control of any assets by Purchaser or any of its

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Affiliates or (ii) would result in a Seller Material Adverse Effect, Purchaser Material Adverse Effect or Project Company Material Adverse Effect.

8.2     Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser, in whole or in part, subject to Applicable Law):

(a)     The representations and warranties of the Seller contained herein that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date hereof and at and as of the Closing Date, except to the extent that any of such representations or warranties refers specifically to a date other than to the date hereof or the Closing Date, in which case as of such other date;

(b)     The Seller shall have performed and complied with its obligations and covenants required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date, in all material respects; and

(c)     The Seller shall have delivered to the Purchaser the deliveries contemplated by Section 3.2.

8.3     Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller, in whole or in part, subject to Applicable Law):

(a)     The representations and warranties of the Purchaser contained herein that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date hereof and at and as of the Closing Date, except to the extent that any of such representations or warranties refers specifically to a date other than to the date hereof or the Closing Date, in which case as of such other date;

(b)     The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in all material respects;

(c)     Progress Energy and Duke Power or NCMPA, as applicable, shall have executed the PGN Guaranty Termination and Release Agreements and any credit support provided under the PGN Guaranties, the Duke Contracts or the NCMPA Contracts returned or terminated;

(d)     The transactions contemplated in the DeSoto Agreement shall have closed, unless any failure to close such transactions was due solely to the Seller’s material breach of the DeSoto Agreement; and

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(e)     The Purchaser shall have delivered to the Seller the deliveries contemplated by Section 3.3.

ARTICLE IX

TAXES

9.1     Sales and Transfer Taxes. All transfer, documentary, recording, notarial, sales, use, registration, stamp, real or personal property (except for Property Taxes described in Section 9.2) and other similar Taxes, fees and expenses (including, but not limited to, all applicable stock transfer or real estate transfer Taxes and including any penalties, interest and additions to such Tax) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated thereby shall be borne one-half by the Purchaser and one-half by the Seller, regardless of whether any Taxing Authority seeks to collect such Taxes from the Purchaser or the Seller. If required by Applicable Law, the Seller shall duly and timely file all Tax Returns in connection with such Transfer Taxes after consultation with the Purchaser. The Purchase Price does not include any Transfer Taxes imposed in connection with the sale of the Membership Interest. The parties shall cooperate to comply with all requirements relating to Tax Returns for such Transfer Taxes and shall provide each other with such documentation and take such other actions as may be reasonably necessary to minimize the amount of any such Transfer Taxes.

9.2     Property Taxes. Real and personal property ad valorem taxes with respect to the Project (“Property Taxes”), and any rebates relating to such Property Taxes provided for in the Location Assistance Agreement between Rowan County, North Carolina and Carolina Power & Light Company, an Affiliate of the Project Company (“Property Tax Rebate”), for the taxable period that includes the Closing Date shall be prorated on a daily basis through the Closing Date. The Seller shall be liable only for the portion of such Property Taxes attributable to the portion of such taxable period ending on the Closing Date (the “Pre-Closing Period”), and shall be entitled to the portion of any Property Tax Rebate attributable to such Pre-Closing Period. In the event that such Property Tax Rebate is received by either party after the Closing Date, such party shall promptly pay over to the other party the prorated portion of such refund such other party is entitled to under this Section 9.2. If a tax bill in respect of the Property Taxes for the taxable period during which the Closing Date occurs has not been received by the Seller, the pro-ration shall be based upon the actual amount of Property Taxes for the preceding taxable period, and such Property Taxes shall be reprorated promptly following the date that the actual amount of Property Taxes becomes available. Notwithstanding any other provision of this Agreement, (i) if the Seller pays any such Property Tax not attributable to a Pre-Closing Period, the Purchaser will reimburse the Seller upon demand for the amount of such Property Tax paid, and (ii) if the Purchaser pays any such Property Tax attributable to a Pre-Closing Period, the Seller will reimburse the Purchaser upon demand for the amount of such Property Tax paid.

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ARTICLE X

CERTAIN REMEDIES AND LIMITATIONS

10.1	Review.

(a)     No Reliance. The Purchaser has reviewed and has had access to certain documents, records and information and has had the opportunity to ask questions in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby. In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Purchaser has not relied upon, and the Purchaser expressly waives and releases the Seller from any liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by the Seller or any of its Affiliates or any of its representatives, except for those representations and warranties expressly set forth in Article V. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own knowledge, investigation, and analysis (and that of its attorneys, accountants, consultants and representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, the Seller or its Affiliates or any of its representatives, other than the express representations and warranties of the Seller set forth in Article V.

(b)     Limited Duties. Any and all duties and obligations which any party hereto may have to any other party hereto with respect to or in connection with the Membership Interest, the Intercompany Receivables, the Project Company, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement. Neither the duties nor obligations of any party hereto, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable nor legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the parties hereto acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other party under this Agreement on the basis of any implied obligation or otherwise.

10.2    Limitation of Representations and Warranties. Except for the representations and warranties set forth in Article V, the Seller is not making any other representations or warranties, written or oral, statutory, express or implied, concerning the Membership Interest, or the business, Assets or Liabilities of the Seller or the Project Company. The Purchaser acknowledges that, except as expressly provided in this Agreement, the Seller has not made, and that the Seller hereby expressly disclaims and negates, and the Purchaser hereby expressly waives, any representation or warranty, express, implied, at common law, by statute or otherwise relating to, and the Purchaser hereby expressly waives and relinquishes any and all rights, claims and causes of action against the Seller and any of its Affiliates and representatives in connection with the

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accuracy, completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to the Purchaser and its Affiliates or representatives by or on behalf of the Seller or any of its Affiliates or its representatives in connection therewith. Without limiting the foregoing, the Seller is not making any representation or warranty to the Purchaser with respect to any financial projection or forecast relating to the business, Assets or Liabilities of the Seller or of the Project Company. With respect to any projection or forecast delivered on behalf of the Seller to the Purchaser or its Affiliates or representatives, the Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Purchaser is familiar with such uncertainties, (iii) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it, and (iv) the Purchaser shall have no claim against the Seller or any of its Affiliates or representatives with respect thereto.

10.3    No Consequential or Punitive Damages. Except with respect to matters involving Losses brought or asserted by third parties obligating either party to indemnify the other pursuant to Section 10.6, no party hereto (or its Affiliates) shall, under any circumstance, be liable to the other party hereto (or its Affiliates) for any consequential, exemplary, special, incidental or punitive damages claimed by such other party under the terms of or due to any breach of this Agreement, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

10.4    No Recourse. No past, present or future director, officer, employee, member, shareholder, incorporator, partner or Affiliate of either party or its Affiliates shall have any Liability for any obligations of such party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation, except, with respect to Affiliates, as provided under the terms of the PGN Parent Guaranty and the Southern Power Parent Guaranty.

10.5	Expiration of Representations, Warranties and Covenants.

All of the representations and warranties of the Seller set forth in this Agreement and the other Transaction Documents shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern U.S. time) on the date that is two (2) years after the Closing Date (except with respect to the representations and warranties contained in Section 5.19, which shall survive until the applicable statute of limitations expires), and all liability with respect to such representations and warranties shall thereupon be extinguished, except to the extent that notice of an alleged breach of such representations or warranties has been provided to the Seller by the Purchaser before such date; provided, that claims by the Purchaser Indemnitees for indemnification pursuant to Section 10.6(c)(i) due to the breach or inaccuracy of any representation and warranty as of the Effective Date or the Closing Date by the Seller in Sections 5.1, 5.2 and 5.3(a) shall not be subject to any such limitation. All of the representations and warranties of the Purchaser set forth in this Agreement and the other Transaction Documents shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern U.S. time) on the date that is two (2) years after the Closing Date, and all liability with respect to such

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representations and warranties shall thereupon be extinguished, except to the extent that notice of an alleged breach of such representations or warranties has been provided to the Purchaser by the Seller before such date; provided, that claims by the Seller Indemnitees for indemnification pursuant to Section 10.6(a)(i) due to the breach or inaccuracy of any representation and warranty as of the Effective Date or the Closing Date by the Purchaser in Sections 6.1, 6.2 and 6.3(a) shall not be subject to any such limitation. No claim or cause of action arising out of the inaccuracy or breach of any representation or warranty may be made following the termination of the applicable survival period referred to in this Section 10.5.

10.6	Indemnification.

(a)     By the Purchaser. Subject to the provisions of this Article X relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, the Purchaser agrees to indemnify, defend and hold harmless the Seller and its Affiliates, and their officers, directors, partners, employees, agents, representatives, successors and assigns (“Seller Indemnitees”) against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including, without limitation, losses resulting from the defense, settlement or compromise of a claim or demand or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any of the Seller Indemnitees (after deduction of the amount of any insurance proceeds recoverable and any net Tax Benefit) and arising out of or relating to: (i) any breach of any representation or warranty made by the Purchaser in this Agreement or any other Transaction Document, (ii) any breach of any covenant, agreement or other obligation of the Purchaser contained in this Agreement or any other Transaction Document, (iii) any claim for Taxes attributable to the Project Company for periods ending after the Closing Date, (iv) the Purchaser’s share of any Transfer Taxes and Property Taxes determined under Article IX of this Agreement, (v) any Liability of Progress Energy under the PGN Guaranties arising from and after the Closing, and (vi) any Liability of the Project Company from and after the Closing other than those liabilities for which the Seller has agreed to indemnify the Purchaser pursuant to Section 10.6(c) of this Agreement.

(b)     Limitations on Rights of the Seller Indemnitees. Except as set forth below, the Purchaser shall not be required to indemnify the Seller Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in Section 10.6(a)(i) except to the extent that (i) any such claim is in an amount in excess of [**], and (ii) the aggregate amount of all such claims by the Seller Indemnitees in excess of [**] per claim exceeds [**] (the “Seller Indemnitees’ Threshold”), and then the Seller Indemnitees will be entitled to recover Losses in excess of the Seller Indemnitees’ Threshold; provided, however, that the Purchaser’s maximum combined liability under Section 10.6(a)(i) of this Agreement and Section 10.6(a)(i) of the DeSoto Agreement shall not exceed [**]; provided, however, that claims by the Seller Indemnitees for indemnification pursuant to Section 10.6(a)(i) due to the breach or inaccuracy of any representation and warranty as of the Effective Date or Closing Date by the Purchaser in

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Sections 6.1, 6.2 or 6.3(a) shall not be subject to any such limitations and shall not count toward any such limitations.

(c)     By the Seller. Subject to the provisions of this Article X, from and after the Closing, the Seller agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates, officers, directors, employees, agents and stockholders (collectively, the “Purchaser Indemnitees”) against all Losses incurred by any of the Purchaser Indemnitees (after deduction of the amount of any insurance proceeds recoverable and any net Tax Benefit) and arising out of or relating to: (i) any breach of any representation or warranty made by the Seller in this Agreement or any other Transaction Document, (ii) any breach of any covenant, agreement or other obligation of the Seller contained in this Agreement or any other Transaction Document, (iii) any claim for Taxes attributable to the Project Company for periods ending on or prior to the Closing Date, (iv) any Liability arising from any Affiliated Contract, any Intercompany Payable or any intercompany arrangement referenced in Sections 7.8(b) or 7.8(c) prior to the Closing Date, (v) any Liability with respect to any Excluded Asset, (vi) the Seller’s share of any Transfer Taxes and Property Taxes determined under Article IX of this Agreement, (vii) any Liability of Progress Energy under the PGN Guaranties arising prior to the Closing and (viii) any Liability with respect to any accounts payable (as such term is used and defined under generally accepted accounting practices) by the Project Company, or by the Seller or its Affiliates in connection with the business of the Project Company, accrued prior to the Closing Date (the “Pre-Closing Accounts Payable”).

(d)     Limitations on Rights of the Purchaser Indemnitees. Except as set forth below, the Seller shall not be required to indemnify the Purchaser Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in Section 10.6(c)(i) except to the extent that (i) any such claim is in an amount in excess of [**] and (ii) the aggregate amount of all such claims by the Purchaser Indemnitees in excess of [**] per claim exceeds [**] (the “Purchaser Indemnitees’ Threshold”), and then the Purchaser Indemnitees will be entitled to recover Losses in excess of the Purchaser Indemnitees’ Threshold; provided, however, that the Seller’s maximum combined liability under Section 10.6(c)(i) of this Agreement and Section 10.6(c)(i) of the DeSoto Agreement shall not exceed [**]; provided, however, that claims by the Purchaser Indemnitees for indemnification pursuant to Section 10.6(c)(i) due to the breach or inaccuracy of any representation and warranty as of the Effective Date or Closing Date by the Seller in Sections 5.1, 5.2, 5.3(a) or 5.19 shall not be subject to any such limitations and shall not count toward any such limitations.

(e)	Procedure.

(i)     Third-Party Actions. Any Purchaser Indemnitee or Seller Indemnitee (the “Indemnitee”) shall give the other parties hereto prompt notice of any third-party claim or portion thereof that may give rise to any indemnification obligation under this Article X, together with the estimated amount of such claim and a summary of the material facts known by the Indemnitee regarding the claim, and the indemnitor with respect to such claim (the “Indemnitor”) shall have the right to assume the defense (at the Indemnitor’s expense) of any such claim through counsel of the Indemnitor’s choosing

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by so notifying the Indemnitee within thirty (30) days of the first receipt by the Indemnitor of notice of such claim from the Indemnitee; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnitee. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Indemnitee and any Indemnitor exists in respect of such third-party claim, the Indemnitor shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. The Indemnitor shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense of or is not diligently pursuing the defense of any such third-party claim (other than during any period in which the Indemnitee will have failed to give notice of the third-party claim as provided above). If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor controls such defense. If the Indemnitor chooses to defend or prosecute a third-party claim, the Indemnitee shall, at the Indemnitor’s expense, cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnitor, the retention, and the provision to the Indemnitor, of records and information reasonably necessary to the defense of such third-party claim, and making employees of the Indemnitee and its Affiliates available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, that the parties shall enter into a reasonable joint defense agreement if necessary to protect any privilege available to the Indemnitee or its Affiliates. If the Indemnitor chooses to defend or prosecute any third-party claim, the Indemnitee shall agree to any settlement, compromise or discharge of such third-party claim that the Indemnitor may recommend and that, by its terms, discharges the Indemnitee and its Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of the Indemnitee, the Indemnitor shall not consent to, and the Indemnitee shall not be required to agree to, the entry of any judgment or enter into any settlement that (A) provides for injunctive or other non-monetary relief affecting the Indemnitee or any of its Affiliates, including a finding or admission of any violation of any Law or Approval of a Government Authority or a violation of the rights of any Person, and (B) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each indemnified Person that is the subject of such third-party claim. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under the Agreement (determined without regard to the Threshold), the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such third-party claim (except for any third-party claim relating to U.S. federal income Taxes), but the Indemnitor will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent.

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(ii)    Other Claims. Any claims for indemnification other than as provided in Section 10.6(a) and 10.6(c) may be asserted by notice from the Indemnitee to the Indemnitor.

(f)     Exclusivity. Except for the right to specific performance provided in Section 10.10 with respect to covenants, the right of each party hereto to refuse to close as and if applicable pursuant to Sections 8.2(a) or 8.3(a) or to terminate the Agreement as and if applicable pursuant to Section 4.1 or following Closing to assert indemnification claims and receive indemnification payments pursuant to this Section 10.6 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant in this Agreement or any other Transaction Document.

(g)     Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and the names of the Indemnitee’s Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitee to perfect or exercise the Indemnitor’s right of subrogation hereunder. This Section 10.6(g) shall not grant the Indemnitor any rights to sue or otherwise seek recovery from the Indemnitee or any of its Affiliates; provided, that the Indemnitor shall not be limited hereby in raising any action or inaction on the part of the Indemnitee or any of its Affiliates as a defense to any such indemnification.

(h)     Effect of Indemnity Payments. The Purchaser and the Seller hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by Applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

10.7  No Set-Off. Neither the Purchaser nor the Seller shall have any right to set-off any indemnification obligations that either may have under Section 10.6 against any other obligations or amounts due to the Purchaser or the Seller, as applicable, including, without limitation, under any other provisions of this Agreement or under any other Transaction Document.

10.8    Effect of Investigation. For purposes of this Article X, the Seller shall not be deemed to have breached any representation or warranty if (i) the Purchaser, prior to the Closing Date, had Knowledge of the breach, or facts and circumstances constituting or resulting in a breach, of such representation or warranty, (ii) the breach could have been cured by, or at the direction of, the Seller if the Seller had known of the breach, (iii) the Purchaser did not notify the Seller of the breach pursuant to Section 7.10 and consummated the transactions contemplated hereby notwithstanding such Knowledge

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of the breach and (iv) for the avoidance of doubt, the Purchaser did not acquire its Knowledge of the breach from an amendment or supplement to the Schedules or Exhibits pursuant to Section 7.10 that cured a breach of the Seller’s representations and warranties that were inaccurate or incomplete on the Effective Date.

10.9	Procedure for Environmental Indemnification.

(a)     In the event that the Purchaser tenders notice of a claim for indemnification for a matter or circumstances which is or could become the subject of an Environmental Claim, the Seller shall have the right but not the obligation to undertake defense of any such claim made by third parties, pursuant to Section 10.6(e) hereof, or to otherwise resolve such claim by conducting an investigation or remediation (if appropriate) thereof, at the Seller’s expense. The Seller shall notify the Purchaser of the Seller’s intent to exercise such right promptly after receiving the Purchaser’s notice of claim for indemnification for such matter, circumstances, or Environmental Claim. In the event that the Purchaser provides such notice to the Seller and undertakes to resolve such claim, both the Purchaser and the Seller shall have all the respective rights provided in Section 10.6(e) hereof with respect to such claim and, in addition, the Purchaser shall make the Project available to the Seller to reasonably investigate or remediate or otherwise resolve such claim, provided that, (i) the Seller’s activities do not unreasonably interfere with the operation of the Project, (ii) the Purchaser shall have the right, but not the obligation, at the Purchaser’s sole expense, to take split samples, and (iii) the Seller shall share with the Purchaser the results of the Seller’s investigation including sampling results.

(b)     Except to the extent required to satisfy or otherwise resolve a claim for injury or damages by a third party pursuant to any Environmental, Health and Safety Laws and for which indemnification is provided in this Agreement, the Seller and the Purchaser agree that with respect to any investigation, remediation, or correction of noncompliance, or other action to be undertaken by the Seller or the Purchaser that is the subject of an indemnification claim by the Purchaser Indemnitees pursuant to this Agreement, the Seller’s obligation pursuant to Section 10.6(c) shall be limited to conducting or reimbursing the Purchaser for (as the case may be and, in the case of reimbursing the Purchaser, subject to the limitations provided in Section 10.6(d)) (i) the most commercially reasonable method under the circumstances and based upon the understanding that the Project is and will continue to be used for the purposes to which it was put as of the Closing Date (including the potential expansion of the Facility to include an additional combustion turbine unit; provided, that the Seller’s indemnification obligations remain subject to the provisions of Section 10.5), and (ii) which method shall not exceed the least stringent requirements of any applicable Environmental, Health and Safety Law or any clean-up standards set forth, established, published, proposed or promulgated under, pursuant to or by an Environmental, Health and Safety Law or Governmental Authority having jurisdiction over such remedial action, correction of noncompliance, or action, in each case as in effect on the Closing Date or any requirement or order of any Governmental Authority specifically with respect to such investigation, remediation, or correction of noncompliance, or action. To the extent necessary to achieve the purposes set forth in the preceding sentence, the Purchaser shall

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agree to a deed restriction or other institutional controls on the Project provided that such deed restriction or other institutional controls shall not restrict or limit the use to which the Project was put as of the Closing Date (including the potential expansion of the Facility to include an additional combustion turbine unit; provided, that the Seller’s indemnification obligations remain subject to the provisions of Section 10.5). The Purchaser agrees that it shall, in good faith, seek to enter, when necessary, into an agreement with the Governmental Authority having jurisdiction over the investigation, remediation, or correction of noncompliance or other action, to allow the Purchaser to use the most commercially reasonable method and least stringent standard in connection with investigation, remediation, correction of noncompliance, or other action under such circumstances and use.

(c)     If the Closing occurs, with respect to any Environmental Claim, the Purchaser’s rights to indemnification set forth in this Agreement shall constitute a Purchaser Indemnitee’s exclusive remedy for such claim, and the Purchaser expressly waives and relinquishes, on behalf of itself, its successors and any assigns, any and all rights, claims, or remedies such person may have against any and all of the Seller Indemnitees under any Environmental, Health and Safety Laws, as presently in force or hereafter enacted, promulgated, or amended (including, without limitation, under the Comprehensive Environmental Response Compensation and Liability Act, or any similar state or local law) or at common law.

10.10  Specific Performance. The Purchaser and the Seller acknowledge that the transactions contemplated hereunder are unique and that the parties will be irreparably injured should such transactions not be consummated in accordance with the terms and conditions of this Agreement. Consequently, the Purchaser will not have an adequate remedy at law if the Seller shall fail to consummate the transactions hereunder, and the Seller will not have an adequate remedy at law if the Purchaser shall fail to consummate the transactions hereunder. The Purchaser or the Seller, as applicable, shall have the right, in addition to any other remedy available under this Agreement, to specific performance of the other party’s obligations hereunder subject to its having performed its obligations hereunder, and both parties agree not to take a position in any proceeding to the effect that the other party has an adequate remedy at law.

ARTICLE XI

MISCELLANEOUS

11.1	Employees and Employee Benefits.

(a)     Neither the Purchaser nor any Affiliate of the Purchaser shall have any obligation to hire or make offers of employment to any Employee or to assume any liabilities or obligations related to any Employee Plans. However, the Seller agrees that the Purchaser or an Affiliate of the Purchaser may offer employment to any Employee on such terms and conditions as determined by the Purchaser or an Affiliate of the Purchaser with such employment commencing immediately following the Closing Date. To that end, within ten (10) days after execution of this Agreement, the Seller shall provide the

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Purchaser with a list of all Employees and their job titles, compensation and benefits; provided, that the Purchaser shall not disclose such information to any third party other than an Affiliate of the Purchaser or a third party engaged by the Purchaser or an Affiliate of the Purchaser to assist in employment or employee benefit matters. The Purchaser or an Affiliate of the Purchaser shall have reasonable access to the Facility, and all Employees shall be made available to the Purchaser or an Affiliate of the Purchaser for the purpose of conducting employment interviews with Employees. The Purchaser or an Affiliate of the Purchaser shall conduct the interviews as expeditiously as possible prior to the Closing Date. Access and availability shall be provided by the Seller and the Project Company upon reasonable prior notice by the Purchaser during normal business hours. At least fifteen (15) days prior to the scheduled Closing Date, the Purchaser shall provide the Seller with a list of Employees (the “Listed Employees”) to whom the Purchaser or an Affiliate of the Purchaser intends to make offers of employment with such offers to be contingent on (i) the Closing, and (ii) the standard hiring requirements or conditions of the Purchaser or an Affiliate of Purchaser, including completion of background checks and drug tests. Nothing herein shall be deemed to require the Purchaser or any Affiliate of the Purchaser to hire any Employee or to continue the employment of or provide any particular level of compensation or benefits to any Listed Employee actually hired by the Purchaser or any Affiliate of the Purchaser. The Purchaser and its Affiliates shall indemnify and hold harmless the Seller and its Affiliates and their officers, directors, employees and shareholders in connection with any Liability or Loss arising from the decision of the Purchaser or any of its Affiliates to hire or not to hire any Employee without regard to the limitations in Article X. The Seller and its Affiliates shall indemnify and hold harmless the Purchaser and its Affiliates and their officers, directors, employees and shareholders in connection with any Liability or Loss arising from the Seller’s or its Affiliate’s breach of the representation in Section 5.12(d) or from employment practices related to the termination of any Employee on or before the Closing Date without regard to the limitations in Article X.

(b)     Subject to the Seller’s obligations under Section 7.2, nothing in this Agreement shall be deemed to require the Seller to continue the employment of, or provide any particular level of compensation or benefits to, any Employee, including any Listed Employee, prior to the Closing Date; provided, however, that the Seller or an Affiliate of the Seller shall be responsible for (i) the payment of all wages and other remuneration due to Employees or former Employees with respect to their services as employees of the Seller or an Affiliate of the Seller through the close of business on the Closing Date, including all bonuses and vacation pay earned on or prior to the Closing Date, (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA, (iii) any claims made or incurred by Employees, former Employees and their beneficiaries under the Employee Plans and (iv) compliance with the requirements, if any, of the WARN Act.

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11.2    Expenses. Except as otherwise set forth in this Agreement, each of the Seller and the Purchaser shall bear its own expenses (including, without limitation, attorney’s fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, that the Seller and the Purchaser shall equally share the expenses incurred in obtaining clearance under the HSR Act.

11.3    Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.4	Submission to Jurisdiction.

(a)     Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of New York or a New York state court.

(b)     The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)     Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.10.

11.5    Waiver of Jury Trial. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by Applicable Law, any right that they may have to trial by jury of any claim or cause of action, or in any legal proceeding, directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement. Each party (a) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5.

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11.6    No Right of Set-Off. The Purchaser for itself and for its Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Purchaser or any of its respective Affiliates, successors and assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by the Purchaser pursuant to this Agreement or any other document or instrument delivered by the Purchaser in connection herewith. The Seller for itself and for its Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that the Seller or any of its respective Affiliates, successors or assigns has or may have with respect to any document or instrument delivered by the Seller or its Affiliates in connection herewith.

11.7    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), together with the other Transaction Documents and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement, the other Transaction Documents or the Confidentiality Agreement, as applicable, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach and shall apply only to the specific instance for which it is given. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.8    Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy arising out of this Agreement or the transactions contemplated by this Agreement (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed, and determined in accordance with, the internal Laws of the State of New York (without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction).

11.9    Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.10  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally or by prepaid overnight courier, with a record of receipt, (b) the fourth day

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after mailing if mailed by certified mail, return receipt requested, or (c) the day of transmission, if sent by facsimile, telecopy or e-mail during regular business hours, or the day after transmission, if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller:

c/o Progress Energy Services Company

410 South Wilmington Street

P.O. Box 1551

Raleigh, NC 27601

Telephone: (919) 546-7504

e-mail: mark.mcquade@pgnmail.com

Fax: (919) 546-2920

Attention:	David Fountain, Esq.
Mark McQuade, Esq.

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Telephone: (202) 371-7000

Fax: (202) 393-5760

e-mail: jmatte@skadden.com

Attention:	Jeanine Matte, Esq.

If to the Purchaser:

Southern Power Company – Rowan LLC

600 North 18th Street

Birmingham, AL 35291

Attention: President and CEO

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With a copy to:

Troutman Sanders LLP

Bank of America Plaza, Suite 5200

600 Peachtree Street, N.W.

Atlanta, Georgia 30308

Telephone: (404) 885-3360

Fax: (404) 962-6610

e-mail: john.lamberski@troutmansanders.com

Attention:	John Lamberski, Esq.
Richard E. Thompson II, Esq.

11.11  Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth in Sections 7.1, 10.6, and 11.1, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that prior to Closing the Purchaser may assign this Agreement to Southern Power without the consent of Seller, in which case the Purchaser and Southern Power shall enter into an assignment and assumption agreement in a form reasonably acceptable to the Seller pursuant to which Southern Power shall assume all of the obligations of the Purchaser hereunder, following execution and delivery of a copy of such executed assignment and assumption agreement to the Seller, the Seller shall promptly return the Southern Power Parent Guaranty, marked “canceled”, to Southern Power and Section 7.16(b) shall be void and of no further force or effect.

11.13  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[The Remainder of this Page Is Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PROGRESS GENCO VENTURES, LLC

By:	/s/Mark F. Mulhern

Name: Mark F. Mulhern

Title: President

SOUTHERN POWER COMPANY – ROWAN LLC

By:	/s/Ronnie L. Bates

Name: Ronnie L. Bates

Title: President and Chief Executive Officer